     As filed with the Securities and Exchange Commission on March 14, 2000

                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------
                                    2BRIDGE
             (Exact name of Registrant as specified in its charter)

                               ----------------
       California                     7389                   93-1101376
        (prior to         (Primary Standard Industrial    (I.R.S. Employer
    reincorporation)      Classification Code Number)  Identification Number)
                           221 Main Street, Suite 800
        Delaware             San Francisco CA 94105
 (after reincorporation)         (415) 543-4600
     (State or other
     jurisdiction of
    incorporation or
      organization)
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ----------------
                                Mansoor Zakaria
                      Chairman and Chief Executive Officer
                                 2Bridge, Inc.
                           221 Main Street, Suite 800
                             San Francisco CA 94105
                                 (415) 543-4600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                   Copies to:
       John T. Sheridan, Esq.                      John A. Anzur, Esq.
           Betty Ho, Esq.                          James Brennan, Esq.
        Lynn Hashimoto, Esq.                        Mark Cawley, Esq.
  Wilson Sonsini Goodrich & Rosati          Gray Cary Ware & Friedenrich LLP
      Professional Corporation               139 Townsend Street, Suite 400
         650 Page Mill Road                      San Francisco, CA 94107
         Palo Alto, CA 94304                         (415) 836-2500
           (650) 493-9300
                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                               ----------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Proposed Maximum
           Title of Each Class of              Offering Price      Amount of
        Securities to be Registered          Offering Share ($) Registration Fee
--------------------------------------------------------------------------------
Common Stock, $0.0001 par value............     $57,500,000         $15,180

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.
                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Subject to Completion, Dated         , 2000

[2BRIDGE, INC. Logo]

--------------------------------------------------------------------------------

       Shares
 Common Stock

--------------------------------------------------------------------------------

 This is the initial public offering of 2Bridge, Inc. and we are offering shares of our common stock. We anticipate the initial public offering price
 will be between $   and $   per share. We have applied to list our common
 stock on the Nasdaq National Market under the symbol "TOBE."

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         Underwriting
                          Discounts
               Price to      and       Proceeds to
                Public   Commissions    2Bridge
   Per Share  $          $            $
   Total      $          $            $

 We have granted the underwriters the right to purchase up to      additional
 shares to cover any over-allotments.

 Deutsche Banc Alex. Brown

                                    SG Cowen

                                                      Thomas Weisel Partners LLC


 The date of this prospectus is         , 2000

                                2Bridge Graphics

Front Cover:

   Left hand side of the inside fold as follows:

  . Corporate portals          . eMarketplace          . eHubs
   . One Way                    . Many-to-one,           . Many2Many
   . Disparate                    one-to-many            . Collaborative
     content access             . Transactions             commerce
   . Provider of                . Provider of            . Provider of
     information                  liquidity                Web-tone



     [Screen Shot]                [Screen Shot]            [Screen Shot]


                             [2Bridge Screen Shots]


   Right-hand side of inside fold as follows:

Written in bold at the top of the diagram/graphic:

   [Title of Graphic]

The diagram is as follows:

           When     Who        What       How            How Much and How Fast
                                                   (Not like software or consulting
                                                               services)

           1999 Many to Many   Bits     Browser                 Subscription   Days
Web Tone         [Graphic]   [Graphic] [Graphic] [Graphic of an  [Graphic]   [Graphic]
                                                 arrow pointing
                                                     down]

--------------------------------------------------------------------------------
           1911  One to One   Sounds     Phone                    One-time    Months
Dial Tone        [Graphic]   [Graphic] [Graphic] [Graphic of an  [Graphic]   [Graphic]
                                                 arrow pointing
                                                      up]



                             [2Bridge Screen Shots]

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our historical financial statements and notes to those statements included elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

                                  Our Business

   We provide comprehensive Internet-based solutions to create many-to-many communication, commerce and collaboration eHubs for businesses. An eHub is an Internet-based workspace where customers, partners, suppliers and employees can simultaneously interact, access real-time business information, integrate business processes and conduct eCommerce transactions. We believe our solutions represent a new paradigm for eBusiness, and are designed to deliver secure, real-time content and eCommerce capabilities from virtually any source to any user, at any time.

   Our solutions represent a new category of business-to-business platforms designed to deliver dial-tone-like reliability and functionality, which we refer to as Web-tone. We believe our Web-tone business model is better aligned with our customers' needs because it is based on recurring fees for solutions, services and transaction capabilities, instead of a large one-time capital investment usually associated with software license purchases. Our business model provides our customers the flexibility to adjust the type of services they receive from us in response to their changing business needs, and provides us with the incentive to innovate and serve them since we share in their long-term success.

   The impact of the Internet on traditional commerce models extends far beyond the dollar value of commerce activity conducted over the Internet and has led to the emergence of entirely new business models. To remain competitive, companies are beginning to leverage the Internet as a primary business platform to collaborate, interact, and conduct business. Gartner Group estimates that business-to-business eCommerce using the Internet will grow from $145 billion in 1999 to $7.3 trillion in 2004. Moreover, Forrester Research also estimates that business-to-business eCommerce will account for more than 93% of U.S. eCommerce transactions by 2004.

   Our objective is to become the leading provider of comprehensive Internet-based solutions to create many-to-many communication, commerce and collaboration eHubs for businesses. Key elements of this strategy include leveraging our Web-tone business model, establishing 2Bridge as a leading global brand enabling eHub solutions, broadening adoption of 2Share throughout our existing customer base, targeting strategic markets, and building strategic alliances to strengthen our market position and offering.

   2Share is designed to empower our customers, who are highly dependent on real-time information exchange, to rapidly and seamlessly develop customized eHubs. We believe our solutions create value by enabling firms to strengthen business and employee relationships, improve time to market, increase revenue and new market opportunities, and improve return on investment of existing corporate assets. Since the introduction of 2Share in 1998, we have delivered our solutions to customers in a number of strategic industries, including J.P. Morgan & Co. Incorporated, The McGraw-Hill Companies, SAP AG, Schroders & Company, and Visa USA.

   We were funded to develop our solution in January 1997 and will be reincorporated in Delaware as 2Bridge, Inc. prior to the completion of this offering. Our principal executive offices are located at 221 Main Street, Suite 800, San Francisco, CA 94105. Our telephone number at that location is
(415) 543-4600. Our Web site is located at www.2Bridge.com. The information contained on our Web site does not constitute part of this prospectus.

                                ----------------

   Unless otherwise indicated, all information in this prospectus:

  . assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering;

  . gives effect to the Delaware reincorporation that will occur prior to the completion of this offering;

  . gives effect to the conversion of all our preferred stock into common stock which will occur prior to the completion of this offering; and

  . gives effect to the two-for-three reverse stock split of our preferred stock and common stock which will occur prior to the completion of this offering.

                                  The Offering

Common stock offered by             shares
 2Bridge......................
Common stock to be outstanding
 after
 the offering.................      shares
Use of proceeds...............  For working capital and other general corporate purposes, including expansion of services and
                                operations personnel, technology research and
                                development and sales and marketing.
Proposed Nasdaq National
 Market symbol................  TOBE

   The number of shares of our common stock that will be outstanding after this offering is based on the number outstanding on March 10, 2000. This number assumes the conversion into common stock of all of our preferred stock outstanding on that date and excludes:

  . 620,925 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 1999, at a weighted-average exercise price per share of $2.96;

  . 1,698,907 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 1999, at a weighted-average exercise price per share of $1.13;

  . 1,106,284 shares of common stock available for future grant under our 1997 Stock Option Plan as of December 31, 1999; and

  . 4,150,000 shares to be authorized for issuance under our 2000 Stock Plan, 2000 Employee Stock Purchase Plan and 2000 Director Option Plan.

                         Summary Financial Information
                     (in thousands, except per share data)

                                                   Year Ended December 31,
                                                -------------------------------
                                                  1997      1998       1999
                                                --------  --------- -----------
Statement of Operations Data:
Revenues......................................  $    --    $   717   $  3,637
Total costs and operating expenses............     3,309     8,002     20,563
Net loss......................................    (2,989)   (7,256)   (17,302)
Basic and diluted net loss per share..........  $  (0.35)  $ (0.84)  $  (1.98)
Shares used in computing basic and diluted net
 loss per share...............................     8,500     8,587      8,756
Pro forma basic and diluted net loss per
 share........................................  $    --    $   --    $  (0.77)
Shares used in computing pro forma basic and
 diluted net loss per share...................       --        --      22,379
                                                      December 31, 1999
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                --------  --------- -----------
Balance Sheet Data:
Cash and cash equivalents.....................  $  8,817   $17,565   $
Working capital...............................     5,002    13,750
Total assets..................................    15,108    23,856
Long-term debt................................       515       515
Redeemable convertible preferred stock........    34,170       --
Total stockholders' equity (deficit)..........   (26,367)   16,551

--------
   See Note 2 of notes to financial statements for an explanation of the determination of the number of shares used in computing per share data.

   The unaudited pro forma balance sheet data summarized above gives effect to the conversion of all our outstanding preferred stock into common stock upon the closing of this offering and our capital stock sales in March 2000. See
Note 13 to notes to financial statements. The unaudited pro forma as adjusted balance sheet data above reflects our capital stock sales in March 2000 and the
receipt of the net proceeds from the sale of the       shares of common stock
offered by 2Bridge at an assumed initial public offering price of $   per share
after deducting the underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   You should carefully consider the following risk factors and the other information in this prospectus, including our consolidated financial statements and the related notes, before investing in our common stock. Our business, operating results or financial condition could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

                         Risks Related To Our Business

We are an early stage company, so we have only a limited operating history with which you can evaluate our business and prospects.

   We commenced our current operations in January 1997 and began selling our 2Share solution in the fourth quarter of 1998. Accordingly, we have only a limited operating history with which you can evaluate our business and our prospects. In addition, our prospects must be considered in light of the risks encountered by companies in the early stages of development in new and rapidly evolving markets, especially the business-to-business eCommerce markets. Some of the risks we face include our ability to:

  . attract and retain customers;

  . hire aggressively to expand our services, sales and marketing efforts;

  . predict the acceptance and adoption of our recurring fee-based business model;

  . expand our 2Share solution and develop new solutions and services;

  . negotiate and maintain favorable strategic relationships; and

  . plan and manage our growth effectively.

   If we fail to manage these risks successfully, our business could be harmed.

We expect to incur losses in the future.

   Our current operations have never been profitable. We have incurred net losses in every fiscal period since we began our current operations. For the year ended December 31, 1999, our net loss was $17.3 million. As of December 31, 1999 our accumulated deficit was $27.9 million. We expect to substantially increase our sales personnel, marketing expenses, and services and operations expenses. As a result, we will need to generate significant additional revenues to achieve and maintain profitability in the future. We are not certain when we will become profitable, if ever. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability will materially and adversely affect the market price of our common stock.

We have not been able to fund our operations from cash generated by our business, and we may not be able to do so in the future.

   We have principally financed our operations to date through the private placement of shares of our preferred stock and bank borrowings. If we do not generate sufficient cash resources from our business to fund operations, our growth could be limited unless we are able to obtain additional capital through equity or debt financings. Our inability to grow as planned may reduce our chances of achieving profitability, which, in turn, could have a material adverse effect on the market price of our common stock.

Our quarterly financial results fluctuate and are difficult to predict and, if our future results are below the expectations of the public market analysts and investors, the price of our common stock may decline.

   Our quarterly revenues and results of operations are difficult to predict. We have experienced, and expect to continue to experience, fluctuations in revenues and operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. The reasons for these fluctuations include, but are not limited to:

  . the amount and timing of operating costs relating to the expansion of our business, operations and infrastructure;

  . the number and timing of new hires, particularly with respect to services and operations personnel;

  . the timing of our sales cycles;

  . our ability to meet scheduled eHub implementations; and

  . our utilization rate for our services and operations personnel.

   We plan to significantly increase our technology, services and operating expenses to expand our sales personnel, establish our brand and meet customer needs. Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations during a quarter and we are not able to quickly reduce our spending in response, our operating results for that quarter could be harmed. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

If our recurring fee-based business model is not accepted by our customers, our revenues and business will be adversely affected.

   We plan to receive substantially all of our future revenues from the sale of our 2Share solution on a recurring fee basis from our customers. This model is different from that of most enterprise software providers who generally offer perpetual licenses and receive a single payment at the time of the license grant. We began selling our products and services on a recurring fee basis in the fourth quarter of 1999 and therefore do not have a lengthy operating history to determine the acceptance of our model. If our recurring fee-based business model were to ultimately prove unattractive to potential customers who are accustomed to licensing software on a single payment basis, we would likely have to adopt an alternate business model and accordingly we might lose recurring revenue streams on which our business model is based. In addition, our recurring fee-based contracts with our customers generally come up for renewal annually and are terminable upon prior notice. If a significant portion of our customers were to elect not to renew their contracts in the future, our revenues may decline which would harm our business, operating results and financial condition.

We expect to depend on 2Share for a significant portion of our revenues for the foreseeable future and if it does not achieve broad market acceptance, our revenues could decline.

   We currently derive all of our revenues from selling our 2Share solution and providing related services and support. We expect that we will continue to derive a substantial amount of our revenues from sales of 2Share for the foreseeable future. Consequently, a decline in the price of, or demand for, 2Share, or its failure to achieve broad market acceptance, could seriously harm our business and results of operations.

Our customer base is concentrated and loss of a major customer could cause our revenues to decline.

   During the year ended December 31, 1999, four customers accounted for approximately 83% of our total revenues. We may continue to derive a significant portion of our revenues from a relatively small number of customers in the future. If a major customer decided not to renew its contract with us, our revenues could decline and our operating results and financial condition could be harmed.

Variations in our sales cycle could impact the timing of our revenues, causing our quarterly operating results to fluctuate.

   The period between our initial contact with a potential customer and the purchase of our solution ranges from approximately 30 to 180 days and may vary depending on the nature of the services requested by the customer and the size of the customer. A lengthy sales cycle may have an impact on the timing of our revenues, which in turn could cause our quarterly operating results to fluctuate. A customer's decision to purchase our solution is discretionary, and is influenced by many factors beyond our control, such as customer budgetary cycles. To successfully sell our 2Share solution, we generally must educate our potential customers regarding its use and benefits, which can require significant time and resources.

We may not be able to increase market awareness and sales of our 2Share solution if we do not expand our sales and distribution capabilities.

   We need to substantially expand our sales and distribution efforts in order to increase market awareness and sales of our 2Share solution and the related services we offer. We have recently expanded our direct sales force and plan to hire additional sales personnel. We must have a sales force with an industry- and technology-focused background which can be targeted at multiple departments within an organization. Competition for qualified sales and marketing personnel is intense, and we might not be able to hire and retain adequate numbers of these personnel to maintain our growth. New hires will require training and take time to achieve full productivity. Our competitors have attempted to hire our employees away from us and we expect that they will continue such attempts in the future. We also plan to expand our relationships with existing customers both inside the customer organization and with their customers, partners and suppliers and to grow these relationships into additional sales opportunities for our solution. If we are unable to successfully grow our sales capabilities, we may be unable to expand our relationships in this way, or at all, and our revenues may decline.

Our operating results may decline and our customers may become dissatisfied if we do not expand our services and operations organization or if we are unable to provide continuing service.

   We cannot be certain that we can attract or retain a sufficient number of highly qualified services and operations personnel. Customers that purchase our solution typically engage our services and operations staff to assist with support, design, consulting and implementation. We believe that growth in our sales depends on our ability to provide our customers with these services, either directly or through partners. As a result, we plan to increase the number of our services and operations personnel to meet these needs. New services and operations personnel will require training and education and take time to reach full productivity. To meet our customers' implementation needs, we may be required to use costly third-party consultants to supplement our internal resource capabilities. Competition for qualified personnel is intense, particularly because we are in a new market and only a limited number of individuals have developed the skills required to provide the services our customers require. Our business may be harmed if we are unable to hire and retain new services and operations personnel.

Delays in implementation of our solution could cause our operating results to suffer.

   The implementation of our solution requires internal quality assurance testing and customer testing which may reveal performance issues that could lead to delays in setting up our solution for customers. In addition, the reallocation of resources associated with any postponement could cause delays in the implementation of our solution at other customer sites and may adversely affect or delay our ability to develop and release future enhancements to our existing solution as well as new solutions. Any such delays could harm our operating results.

Our industry is highly competitive and we may not be able to compete effectively.

   The market for business-to-business communication, commerce and collaboration solutions is changing rapidly and intensely competitive. We expect competition to intensify as the number of entrants and new technologies increases. We may not be able to compete successfully against current or future competitors. The competitive pressures facing us may harm our business, operating results and financial condition.

   Our current and potential competitors include, among others, both private and public companies which are perceived as providing solutions similar to ours, or which actually provide components of the solutions we provide, such as companies which construct ePortals. In addition, our customers and companies with whom we currently have strategic relationships may become competitors in the future. Many of our competitors and potential competitors possess larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we do. Our competitors may be able to develop products and services that are superior to our solution, have significantly improved functionality as compared to our existing and future solutions and achieve greater customer acceptance. In addition, negotiating and maintaining favorable customer and strategic relationships is critical to our business. Our competitors may be able to negotiate strategic relationships on more favorable terms than we are able to negotiate. Many of our competitors may also have well-established relationships with our existing and prospective customers. Increased competition may result in reduced margins, loss of sales or decreased market share that in turn could harm our business, operating results and financial condition.

We have experienced significant growth in our business in recent periods and we may not be able to manage our future growth successfully.

   Our ability to successfully deploy our solution and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. The number of people we employ has grown and we expect it to continue to grow substantially. We expanded from 43 employees as of December 31, 1998 to 124 employees as of March 10, 2000. Future expansion efforts could be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. If we do not manage growth properly, it could harm our business, operating results and financial condition.

If the software components of our solution are unreliable, we could lose customers and revenues.

   Software included in solutions such as ours may contain known and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction of new software or to enhancements to existing software. Although we attempt to resolve all errors we believe our customers would consider serious, our technology is not error-free. Undetected errors or performance problems may be discovered in the future and our customers may consider known errors to be more serious than we do. This could result in lost revenues or delays in customer acceptance and could be detrimental to our reputation, which could harm our business, operating results and financial condition.

We rely on third-party technologies and a termination of any of our relationships with third-party vendors could adversely affect our revenues and business.

   We use third-party technologies in our 2Share solution. If our third-party technology vendors terminate their agreements to license their technologies to us and we are not able to find replacement technologies, our ability to deploy our 2Share solution may suffer, our revenues could decline and our operating results and financial condition could be harmed.

Our executive officers and certain key personnel are critical to our business and these officers and key personnel may not remain with us in the future.

   Our future success depends upon the continued service of our executive officers and other key personnel. We do not require any of our officers or key employees to work for us for any specific amount of time nor are they under any employment agreements. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition could be harmed. In particular, Mansoor Zakaria, our Chairman of the Board and Chief Executive Officer, would be particularly difficult to replace.

If we cannot meet our future capital requirements, we may not be able to develop or enhance our solution, take advantage of business opportunities and respond to competitive pressures.

   We currently anticipate that the net proceeds from this offering, together with our existing working capital immediately prior to this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. The time period for which we believe our capital is sufficient is an estimate. The actual time period may differ materially as a result of a number of factors, risks and uncertainties. We may need to raise additional funds in the future through public or private debt or equity financings in order to:

  . take advantage of opportunities, including more rapid international expansion or acquisitions of complementary businesses or technologies;

  . develop new solutions;

  . build our brand; or

  . respond to competitive pressures.

   Any additional financing we may need in the future may not be available on terms favorable to us, if at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of opportunities, develop new solutions or otherwise respond to unanticipated competitive pressures. In such case, our business, operating results and financial condition could be harmed.

We intend to expand our international sales efforts but do not have substantial experience in international markets.

   We intend to expand our international sales efforts in the future. We have very limited experience in marketing, selling and supporting our solutions abroad. Expansion of our international operations will require a significant amount of attention from our management and substantial financial resources. If we are unable to grow our international operations successfully and in a timely manner, our business and operating results could be harmed. In addition, doing business internationally involves additional risks, particularly:

  . unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

  . acceptance of the Internet and supporting technology standards;

  . restrictions on repatriation of earnings;

  . differing intellectual property rights;

  . differing labor regulations;

  . changes in a specific country's or region's political or economic conditions;

  . greater difficulty in staffing and managing foreign operations; and

  . fluctuating currency exchange rates.

If we are unable to protect our intellectual property, we may lose a valuable asset, experience reduced market share, or incur costly litigation to protect our rights.

   Our success depends, in part, upon our intellectual property rights. To date, we have relied primarily on a combination of trade secret and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. Litigation to enforce our intellectual property rights or protect our trade secrets could result in substantial costs and may not be successful. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Our means of protecting our intellectual property rights in the United States or abroad may not be adequate to fully protect our intellectual property rights.

Third-party claims that we infringe upon their intellectual property rights could be costly to defend or settle.

   Litigation regarding intellectual property rights is common in Internet-related industries. We expect that Internet technologies and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products and services in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our solution without incurring third-party liability, third parties may bring claims of infringement against us. These claims may or may not have merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our solutions. Our business, operating results and financial condition could be harmed if any of these events occurred.

   In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our solution infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any potentially required licenses could harm our business, operating results and financial condition.

We are in current litigation defending claims of improper use of our name and, if not settled, could be time-consuming, costly to defend and result in substantial liability.

   We are a defendant in a lawsuit pending in the U.S. District Court for the Eastern District of Missouri brought by Bridge Information Systems, or Bridge. Bridge alleges trademark infringement and related causes of action arising from our use of 2Bridge. We have responded to the complaint with counterclaims seeking a declaration of non-liability. Neither party has commenced discovery. The court has scheduled a trial date for this matter during year 2001. Bridge recently approached us to discuss an amicable resolution of the dispute. We have indicated to Bridge that any settlement must allow us to use the name and mark 2Bridge without any field of use restrictions. Although we are continuing our discussions, it is too early to determine whether we will reach a negotiated settlement. We intend to defend the case vigorously and believe that it has a meritorious defense. However, there can be no assurance that we will be free to continue using our name in its current form or will be free from damages or liability arising from the use of our name.

If we become subject to service-related liability claims, they could be time-consuming and costly to defend.

   Since our customers use our solution for mission-critical applications such as communication, Internet commerce and collaboration, errors, defects or other performance problems could result in financial or other damages to our customers. They could seek damages for losses from us, which, if successful, could have a material adverse effect on our business, operating results or financial condition. Although our agreements with our customers typically contain provisions designed to limit our exposure to service-related liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. We have not experienced any product liability claims to date. However, a service-related liability claim brought against us, even if unsuccessful, could be time-consuming and costly to defend and could harm our reputation.

                         Risks Relating To Our Industry

Our market is subject to rapid technological change and our future success will depend on our ability to meet the changing needs of our industry.

   Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product and service announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our solution. We could incur substantial costs to modify our solution or infrastructure in order to adapt to these changes. Our business could be harmed if we incur significant costs without adequate results, or if we are unable to adapt rapidly to these changes.

Continued adoption of the Internet as a method of conducting business is necessary for our future growth.

   The market for Internet-based, business-to-business communication, commerce and collaboration is relatively new and is evolving rapidly. Our future revenues and any future profits depend upon the widespread acceptance and use of the Internet as an effective medium for business-to-business communication, commerce and collaboration. The failure of the Internet to continue to develop as a commercial or business medium could harm our business, operating results and financial condition. The acceptance and use of the Internet for business-to-business communication, commerce and collaboration could be limited by a number of factors, such as the growth and use of the Internet in general, the relative ease of communication, commerce and collaboration on the Internet, the efficiencies and improvements that the Internet provides, concerns about transaction security and taxation of transactions on the Internet.

We depend on the speed and reliability of the Internet and our customers' internal networks.

   The recent growth in Internet traffic has caused frequent periods of decreased performance. If Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, business-to-business communication, commerce and collaboration markets could grow more slowly or decline, which may reduce the demand for our solution. The ability of 2Share to satisfy our customers' needs is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our managed services depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our solution will be hindered, and our business, operating results and financial condition may suffer.

Increased security risks of online commerce may deter future use of our services.

   A fundamental requirement to conduct Internet-based, business-to-business communication, commerce and collaboration is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the security features contained in our services or the algorithms used by our customers and their business partners to protect content and transactions on Internet eCommerce marketplaces or proprietary information in our customers' and their business partners' databases. Anyone who is able to circumvent security measures could misappropriate proprietary, confidential customer information or cause interruptions in our customers' and their business partners' operations. Our customers and their business partners may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches, reducing their demand for our solution. Further, a well-publicized compromise of security could deter businesses from using the Internet to conduct transactions that involve transmitting confidential information. The failure of the security features of our services to prevent security breaches, or well publicized security breaches affecting the Internet in general, could significantly harm our business, operating results and financial condition.

Internet-related laws could limit the market for our services.

   Regulation of the Internet is largely unsettled. The adoption of laws or regulations that increase the costs or administrative burdens of doing business using the Internet could cause companies to seek an alternative means of doing business. If the adoption of new Internet laws or regulations causes companies to seek alternative methods for conducting business, the demand for our solution could decrease and our business could be adversely affected.

                        Risks Relating To This Offering

Because certain existing stockholders own a large percentage of our voting stock, other stockholders' voting power may be limited.

   Following the completion of this offering, it is anticipated that our executive officers, directors and their affiliates will beneficially own or
control approximately   % of our common stock. In combination with entities
owning 5% or more of our outstanding shares of common stock, this group currently beneficially owns 19,297,251 shares of common stock, or approximately 80.0% of the outstanding shares of our stock. As a result, if those stockholders act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These stockholders may make decisions that are adverse to your interests. See our discussion under the caption "Principal Stockholders" for more information about ownership of our outstanding shares.

Future sales of our common stock may depress our stock price.

       shares of our common stock can be sold in the public market 180 days after the offering. If substantial amounts of our common stock were to be sold in the public market following this offering, the market price of our common stock could fall. In addition, these sales could create the perception to the public of difficulties or problems with our solution. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we consider appropriate. For a more detailed discussion of shares eligible for sale after the offering, see "Shares Eligible for Future Sale".

We have broad discretion to use the offering proceeds, and the investment of these proceeds may not yield a favorable return.

   The net proceeds of this offering are not allocated for specific purposes. Thus, our management has broad discretion over how to use these proceeds, and could spend most of them in ways with which our stockholders may not agree. The proceeds may be invested in ways that do not yield favorable returns. See "Use of Proceeds" for more information about how we plan to use our proceeds from this offering.

Our securities have no prior market, and our stock price may decline after the offering.

   Before this offering, there has not been a public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering. The initial public offering price has been determined by negotiations between representatives of the underwriters and ourselves. The trading prices of many technology companies' stocks are at or near historical highs and reflect price to earnings ratios substantially above historic levels. We cannot be certain that these trading prices or price to earnings ratios will be sustained. The trading market price of our common stock may decline below our initial public offering price.

Internet-related stock prices are especially volatile and this volatility may depress our stock price.

   The stock market, and specifically the stock prices of Internet-related companies, has been very volatile. This volatility is often not related to the operating performance of the companies. This broad market and industry volatility may reduce the price of our common stock, regardless to our operating performance. Due to this volatility, the market price of our common stock could significantly decrease.

   Fluctuations in our common stock's price may affect our visibility and credibility in the business-to-business eCommerce solutions market. In the event of broad fluctuations in the market price of our common stock, you may be unable to resell your shares at or above the offering price.

   Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs to us in defending against a lawsuit and management's attention could be diverted from our business.

As a new investor, you will experience immediate and substantial dilution in the value of the common stock.

   If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value. If the holders of outstanding options and warrants exercise those options and warrants, you will incur further dilution. See "Dilution" for a calculation of the amount of dilution you will incur.

We have implemented certain anti-takeover provisions that could make it more difficult for a third party to acquire us.

   Provisions of our certificate of incorporation and our bylaws, as well as Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter and Bylaws Provisions" for a description of these provisions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

   This prospectus contains estimates of market growth related to the Internet and eCommerce. These estimates have been included in studies published by the market research and other firms including Forrester Research, International Data Corporation and Gartner Group. These estimates have been produced by industry analysts based on trends to date, their knowledge of technologies and markets, and customer research, but these are forecasts only and are subject to inherent uncertainty.

                                USE OF PROCEEDS

   Our net proceeds from the sale of     shares of common stock in this
offering at an assumed initial public offering price of $    per share, after
deducting estimated underwriting discounts and commissions and estimated
offering expenses, will be $   . If the underwriters' over-allotment option is
exercised in full, we estimate that our net proceeds will be approximately
$   million.

   Our principal reasons for engaging in this offering are to increase our equity capital, create a public market for our common stock, facilitate future access to the public equity markets and provide increased visibility in our marketplace. We anticipate using the proceeds from this offering for working capital and other general corporate purposes, including expansion of services and operations personnel, technology research and development, and sales and marketing personnel. The amounts that we actually expend on these matters will vary significantly, depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. We may also consider acquisitions to enhance our solutions, technologies or business. We currently have no commitments or agreements and are not involved in any negotiations with respect to any acquisitions of complementary products, technologies or businesses. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock or other securities. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends for the foreseeable future. In addition, the terms of our line of credit arrangement restrict our ability to pay cash dividends.

                                 CAPITALIZATION

   The following table sets forth our total capitalization as of December 31, 1999:

  . on an actual basis after giving effect to the two-for-three reverse stock split of our preferred stock and common stock;

  . on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering, the sale of 743,200 shares of Series D preferred stock for $7.2 million on March 10, 2000, the sale of 300,000 shares of common stock for $1.6 million on March 8, 2000, and to give affect to changes in our authorized shares as a result of our Delaware reincorporation; and

  . on a pro forma as adjusted basis to reflect the sale of the      shares
    of common stock at an assumed initial public offering price of $    per
    share in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses to be paid by us, the conversion of all outstanding shares of preferred stock, including the shares of Series D preferred stock, into common stock and the common stock sold on March 8, 2000.

   You should read this information together with the consolidated financial statements and the notes to these statements appearing elsewhere in this prospectus.

                                                   As of December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                     and per share data)
Long-term debt................................. $    515  $    515      $
                                                --------  --------      -----
Redeemable convertible preferred stock, no par
 value, issuable in series; 14,245,674 shares
 authorized actual; 13,622,932 shares issued
 and outstanding actual; no shares authorized,
 issued or outstanding pro forma and pro forma
 as adjusted...................................   34,170       --         --
                                                --------  --------      -----
Stockholders' equity (deficit):
 Preferred stock, $0.0001 par value: 5,000,000
  shares authorized pro forma and pro forma as
  adjusted, none issued and outstanding pro
  forma and pro forma as adjusted .............      --        --         --
 Common stock, $0.0001 par value: 30,000,000
  shares authorized, 8,851,475 shares issued
  and outstanding actual; 100,000,000 shares
  authorized pro forma and pro forma as
  adjusted; 23,517,607 shares issued and
  outstanding pro forma;   shares issued and
  outstanding, pro forma as adjusted...........    8,792    51,710
Deferred stock compensation....................   (7,288)   (7,288)
Accumulated deficit............................  (27,871)  (27,871)
                                                --------  --------      -----
   Total stockholders' equity (deficit)........  (26,367)   16,554
                                                --------  --------      -----
     Total capitalization...................... $  8,318  $ 17,066      $
                                                ========  ========      =====

   The outstanding share information shown in the table above excludes:

  . 620,925 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 1999, at a weighted-average exercise price per share of $2.96;

  . 1,698,907 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 1999, at a weighted-average exercise price per share of $1.13;

  . 1,106,284 shares of common stock available for future grant under our 1997 Stock Option Plan as of December 31, 1999; and

  . 4,150,000 shares to be authorized for issuance under our 2000 Stock Plan, 2000 Employee Stock Purchase Plan and 2000 Director Option Plan.

   See "Management--Employee Benefit Plans" for information about our stock plans.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999, after giving effect to the conversion of our outstanding preferred stock into common stock upon completion of this offering and the sale of 743,200 shares of Series D preferred stock for $7.2 million on March 10, 2000 and the sale of 300,000 shares of common stock for $1.6 million on March 8, 2000, was $16.6 million or $0.70 per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of outstanding shares of common stock.

   Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock
immediately afterwards. After giving effect to our sale of the     shares of
common stock offered by this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value at December 31, 1999 would have been $
or $    per share. This represents an immediate increase in net tangible book
value to existing stockholders of $    per share and an immediate dilution to
new public investors of $    per share. The following table illustrates the per
share dilution:

   Assumed initial public offering price per share.................        $
     Pro forma net tangible book value per share as of December 31,
      1999.........................................................  $0.70
     Increase per share attributable to new public investors.......
                                                                     -----
   Pro forma net tangible book value per share after offering......
                                                                           ----
   Dilution per share to new public investors......................        $
                                                                           ====

   The following table sets forth on a pro forma basis as of December 31, 1999, after giving effect to the conversion of our preferred stock, and assuming a two-for-three reverse stock split of all the outstanding common stock, the differences between the number of shares of common stock purchased from us, the total price paid, and the average price per share paid by the existing stockholders and new public investors, deducting estimated underwriting discounts and commissions and offering expenses to be paid by us, using an
assumed initial public offering price of $    per share:

                                Shares
                              Purchased    Total Consideration
                            -------------- ----------------------   Average Price
                            Number Percent  Amount      Percent       Per Share
                            ------ ------- ----------  ----------   -------------
Existing stockholders......             %   $                     %      $
New public investors.......
                             ---     ---    ----------   ---------
                                        %   $                     %
                             ===     ===    ==========   =========

   If the underwriters' over-allotment option is exercised in full, the number
of shares held by new investors increase to    , or  %, of the total shares of
common stock outstanding after this offering.

   The above discussion and tables assume no exercise of stock options or warrants outstanding as of December 31, 1999. As of December 31, 1999, there were options and warrants outstanding to purchase a total of 1,698,907 shares and 620,925 shares of our common stock with a weighted-average exercise price of $1.13 and $2.96 per share. If any of these options or warrants are exercised, there will be further dilution to new public investors. Please see
Note 7 of notes to financial statements for more information about these options and warrants.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   The statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999, are derived from our financial statements and related notes which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The balance sheet data at December 31, 1997 are derived from audited financial statements not included in this prospectus. Historical results are not necessarily indicative of future results. When you read this selected financial data, it is important that you also read the financial statements and the related notes included in this prospectus, as well as the section of this prospectus titled Management's Discussion and Analysis of Financial Condition and Results of Operations.

   In September 1992, Mr. Mansoor Zakaria, our Chief Executive Officer, founded a California corporation which provided publishing and strategic consulting services from its incorporation through December 31, 1996. These operations were unrelated to 2Bridge's current operations. Revenues from these operations were $693,000 for the year ended December 31, 1995 and $1.8 million for the year ended December 31, 1996. The corporation had a net loss of $226,000 for the year ended December 31, 1995 and had net income of $251,000 for the year ended December 31, 1996. These financial results are derived from unaudited financial statements not included in this prospectus. When we were funded in January 1997 to develop our 2Bridge solution, this corporate entity was retained. Accordingly, the results of operations for the corporation for the years ended December 31, 1995 and 1996 are not meaningful for comparison purposes with the results of operations for the three years ended December 31, 1999.

                                               Year Ended December 31,
                                          ------------------------------------
                                           1997      1998      1999
                                          -------  --------  --------
   Statement of Operations Data:
   Revenues.............................. $   --   $    717  $  3,637
   Cost of revenues......................     --        184     1,309
                                          -------  --------  --------
   Gross profit..........................     --        533     2,328
   Operating expenses:
    Sales and marketing..................     858     3,260     9,411
    Research and development.............     998     3,002     3,516
    General and administrative...........   1,413     1,502     5,045
    Amortization of deferred stock
     compensation........................      40        54     1,282
                                          -------  --------  --------
    Total operating expenses.............   3,309     7,818    19,254
                                          -------  --------  --------
   Operating income (loss)...............  (3,309)   (7,285)  (16,926)
                                          -------  --------  --------
   Interest and other income.............     353       211       298
   Interest expense......................     (33)     (182)     (674)
                                          =======  ========  ========
   Net loss.............................. $(2,989) $ (7,256) $(17,302)
                                          =======  ========  ========
   Net loss per share:
    Basic and diluted.................... $ (0.35) $  (0.84) $  (1.98)
                                          =======  ========  ========
    Pro forma basic and diluted .........                    $  (0.77)
                                                             ========
   Shares used in computing net loss per
    share:
    Basic and diluted....................   8,500     8,587     8,756
                                          =======  ========  ========
    Pro forma basic and diluted .........                      22,379
                                                             ========
                                                    December 31,
                                          ------------------------------------
                                           1997      1998      1999
                                          -------  --------  --------
   Balance Sheet Data:
   Cash and cash equivalents............. $ 1,011  $  4,860  $  8,817
   Working capital.......................      63     2,919     5,002
   Total assets..........................   1,371     6,504    15,108
   Long-term debt........................     242     1,135       515
   Redeemable convertible preferred
    stock................................   3,340    13,414    34,170
   Accumulated deficit...................  (3,313)  (10,569)  (27,871)
   Total stockholders' deficit...........  (3,197)  (10,380)  (26,367)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. The following discussion should be read in conjunction with the financial statements and notes included elsewhere in this prospectus. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

   We provide comprehensive Internet-based solutions to create many-to-many communication, commerce and collaboration eHubs for businesses. An eHub is an Internet-based workspace where customers, partners, suppliers and employees can simultaneously interact, access real-time business information, integrate business processes and conduct eCommerce transactions. We believe our solutions represent a new paradigm for eBusiness, and are designed to deliver secure, real-time content and eCommerce capabilities from virtually any source to any user, at any time.

   We received funding in January 1997 to develop our 2Share solution and were a development stage company from that date through September 30 ,1998. During this period we did not have significant revenues and our operating activities were related primarily to designing, developing and testing our solution, expanding our sales, marketing and services organizations, building our corporate infrastructure, testing our technology in client environments, establishing relationships with partners, customers and suppliers, and raising capital. Since January 1997, we have incurred substantial research and development costs and invested heavily in the expansion of our sales, marketing and services organizations to support our long-term growth strategy. Our headcount increased from 43 persons as of December 31, 1998 to 124 as of March 10, 2000. As a result of these expenses, we have incurred net losses in each quarter since the quarter ended March 31, 1997 and as of December 31, 1999 had an accumulated deficit of $27.9 million. We intend to continue expanding our sales and marketing organizations and implementing significant marketing programs to solidify our market position, gain name recognition, establish an international presence and introduce new products and services. We also intend to increase our research and development, sales and marketing, and general and administrative organizations so that we can continue to enhance our solution and deliver services that are beneficial to our customers. As a result of these anticipated expenditures, we expect to incur net losses for the foreseeable future.

   We focused our initial development efforts on an Internet software application designed to allow our customers to construct customized eHubs. We sold our solutions as stand-alone products and derived revenues from the licenses, maintenance and support of the software application. We recognized revenues from license agreements upon delivery and acceptance of our solution. Services revenues were recognized as these services were performed. Maintenance revenues were recognized ratably over the term of the support contract, typically one year. In mid-1999 we recognized the opportunity to build upon our initial software development efforts to deliver an eHub solution over an IP network that we believe represents a new category of Internet-based solutions. In August 1999, to better align our business model with our customers' needs, we discontinued our license model and began selling our solution for recurring fees. Our last license revenues were recognized for the three months ending September 30, 1999.

   Our revenues will primarily consist of recurring fees, which are based upon the complexity of the eHub determined by the number of different application services, information sources and other related add-on services. Customers contract for periodic recurring fees which cover all services related to our 2Share-enabled eHubs.

   Revenues during the implementation period are recognized ratably as services are performed. Recurring fees are recognized over the term of the agreement and add-on services are recognized as services are performed. Under our recurring fee-based model, we do not expect to generate significant deferred revenues, but payments made in advance of delivering our solution will be recorded as deferred revenues.

   We offer our 2Share solution and related services primarily through a direct field force of business advisors based in the United States. We also have business specialists who are internal sales personnel that assist our advisors with lead generation and customer qualification. In addition, we have recently entered into marketing arrangements to enhance our indirect sales channels.

   We believe that period-to-period comparisons of our operating results should not be relied upon as indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets. There can be no assurance we will be successful in addressing such risks and difficulties. Although we have experienced revenue growth recently, this growth may not continue. In addition, we may not achieve or maintain profitability in the future.

Results of Operations

   We did not recognize any revenues in 1997 since our solution was not yet commercially available. We incurred operating expenses in 1997 primarily related to increases in headcount in research and development, sales and marketing and general administrative organizations.

   Revenues

   Prior to September 30, 1999, our revenues were derived from the sale of software licenses, maintenance and consulting services. After that date, we began offering our solutions and services through a recurring fee-based model. Our revenues were $717,000 for the year ended December 31, 1998 and $3.6 million for the year ended December 31, 1999. The increase resulted from the increase in the number of customers as well as in the penetration of our existing customers. J.P. Morgan & Co. Incorporated, The McGraw-Hill Companies Inc. and SAP AG each accounted for over ten percent of our revenues in 1998. J.P. Morgan & Co. Incorporated, The McGraw-Hill Companies Inc. and Schroders & Company Inc. each accounted for over ten percent of our revenues in 1999.

   Cost of Revenues

   Our cost of revenues includes costs related to network hardware, compensation and related overhead costs for personnel engaged in providing our 2Share solution, as well as costs for third parties contracted to provide services to our customers. A portion of our indirect compensation and related overhead costs is allocated to cost of revenues. We expect the allocation of indirect costs to increase in absolute dollars based on increased revenues derived from our 2Share solution. Cost of revenues increased from $184,000 for the year ended December 31, 1998 to $1.3 million for the year ended December 31, 1999. This increase resulted from cost incurred to support our increasing revenues received from our growing customer base.

   Operating Expenses

   Sales and Marketing. Our sales and marketing expenses consist primarily of salaries and related costs for sales and marketing personnel, sales commissions and other marketing activities. Sales and marketing expenses increased from $3.3 million for the year ended December 31, 1998 to $9.4 million for the year ended December 31, 1999. This increase was due to an increase of $1.7 million in compensation expenses and increased spending of $4.4 million on advertising and marketing programs.

   Research and Development. Our research and development expenses consist primarily of personnel and related costs. Research and development expenses increased from $3.0 million in the year ended December 31, 1998 to $3.5 million for the year ended December 31, 1999. This increase was primarily due to an increase in headcount and related personnel costs. Technological feasibility of the software component of our solution is generally not established until substantially all product development is complete. Historically, software development costs eligible for capitalization have been insignificant, and all costs related to research and development have been expensed as incurred.


   General and Administrative. Our general and administrative expenses consist primarily of compensation and related costs for our executive, finance and administrative personnel and other related expenses. General and administrative expenses increased from $1.5 million for the year ended December 31, 1998 to $5.0 million for the year ended December 31, 1999. This increase was primarily due to increased compensation and related benefits associated with additional personnel costs of $841,000 and increased costs associated with expanded facilities, depreciation and overhead expenses of $2.5 million.

   Amortization of Deferred Stock-Based Compensation. Amortization of deferred stock-based compensation represents the amount of amortization related to the difference between the exercise price of options granted and the deemed fair market value of the underlying common stock on the date of the grant. During the years ended December 31, 1998 and 1999, we recorded deferred compensation of $16,000 and $8.5 million, in connection with stock option grants to employees. We are amortizing this amount over the vesting periods of the applicable options, resulting in amortization expense of $54,000 for the year ended December 31, 1998 and $1.3 million for the year ended December 31, 1999.


   Interest and Other Income

   Interest and other income was $211,000 for the year ended December 31, 1998 and $298,000 for the year ended December 31, 1999. Interest income during each year primarily resulted from interest earned on the proceeds from private placements of our preferred stock.

   Interest Expense

   Our interest expense was $182,000 for the year ended December 31, 1998 and $674,000 for the year ended December 31, 1999. The increased interest expense resulted from additional borrowings and higher capital lease obligations during the year ended December 31, 1999.

Income Taxes

   There was no provision for federal or state income taxes for any period since inception due to our operating losses. At December 31, 1999, we had net operating loss carryforwards for federal income tax purposes of approximately $25.0 million, which will expire in years 2010 through 2019 if not utilized. Utilization of our net operating loss carryforwards may be subject to substantial annual limitation due to ownership change provisions provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization. A valuation allowance has been established and, accordingly, no benefit has been recognized for our net operating losses and other deferred tax assets. The net valuation allowance increased by approximately $3.0 million and $5.8 million during the years ended December 31, 1998 and 1999.

Quarterly Results of Operations

   The following table sets forth unaudited statement of operations data for the five quarters following the general availability of our solution in September 1998. This data has been derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with our financial statements and related notes. Our quarterly results have been in the past and may in the future be susceptible to significant fluctuations. As a result, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period.

                                             Three Months Ended
                                  --------------------------------------------
                                   Dec.     Mar.     June               Dec.
                                    31,      31,      30,    Sept. 30,   31,
                                   1998     1999     1999      1999     1999
                                  -------  -------  -------  --------- -------
                                               (in thousands)
Statement of Operations Data:
Revenues......................... $   252  $   502  $   654   $   920  $ 1,561
Cost of revenues.................      80       77      156       403      673
                                  -------  -------  -------   -------  -------
Gross profit.....................     172      425      498       517      888
Operating expenses:
  Sales and marketing............     846    1,156    1,964     3,681    2,610
  Research and development.......   1,054      781      932       888      915
  General and administrative.....     452      858    1,322     1,289    1,576
  Amortization of deferred stock
   compensation..................       9        8        7         6    1,261
                                  -------  -------  -------   -------  -------
    Total operating expenses.....   2,361    2,803    4,225     5,864    6,362
                                  -------  -------  -------   -------  -------
Operating loss...................  (2,189)  (2,378)  (3,727)   (5,347)  (5,474)
Interest and other income........     --        39       17       103      139
Interest expense.................     (10)     (82)    (157)     (173)    (262)
                                  -------  -------  -------   -------  -------
Net loss......................... $(2,199) $(2,421) $(3,867)  $(5,417) $(5,597)
                                  =======  =======  =======   =======  =======

   Our revenues have increased in every quarter since the introduction of our 2Share platform in September 1998. These increases are attributable to the increased market awareness and acceptance of the 2Share solution and the penetration of our existing customer base. In the fourth quarter of 1999, we began offering our 2Share solution exclusively on a recurring fee-based business model which resulted in the allocation of significantly higher compensation and related overhead costs to cost of revenues.

   Operating expenses have generally increased each quarter because of increased staffing in our sales and marketing, research and development and general and administrative organizations. Research and development costs decreased during the three months ended March 31, 1999 relative to the three months ended December 31, 1998 in which we expensed purchased development costs of $250,000. In addition, sales and marketing expenses increased significantly for the three months ended September 30, 1999 due to increases in marketing expenses related to national brand awareness and lead generation.

   Our quarterly operating results have fluctuated significantly in the past, and will continue to fluctuate in the future, as a result of a number of factors, many of which are outside our control. These factors include:

  . the amount and timing of operating costs relating to the expansion of our business, operations and infrastructure;

  . the number and timing of new hires, particularly with respect to services and operations personnel;

  . the timing of our sales cycles;

  . our ability to meet scheduled eHub implementations; and

  . our utilization rate for our services and operations personnel.

Liquidity and Capital Resources

   Through December 31, 1999, we have funded our operations primarily through sales of equity securities with net proceeds of $33.3 million, and, to a lesser extent, the use of long-term debt and equipment leases. We have also raised funds from short-term debt. Our short-term debt, including the current portion of our capital lease obligations, was $5.4 million at December 31, 1999. Our sources of liquidity, as of December 31, 1999 consisted principally of cash and cash equivalents of $8.8 million.

   Net cash used in operating activities was $7.0 million for 1998 and $16.9 million for 1999. For these periods, net cash used by operating activities was primarily for the funding of ongoing operations.

   Net cash used in investing activities was $936,000 for 1998 and $1.5 million for 1999. Our investing activities have consisted of purchases of property and equipment. We finance the acquisition of property and equipment, which consists mainly of furniture and fixtures and computer hardware and software for our increasing employee base as well as for our management information systems, primarily through capital leases. We expect to experience an increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.

   Net cash provided by financing activities was $11.8 million in 1998 and $22.3 million for 1999. For 1998, proceeds from financing activities were primarily received from the private sale of preferred stock of $10.1 million and $2.5 million from the sale and lease back of property and equipment. In 1999, proceeds provided by financing activities were primarily from the sale of preferred stock of $20.0 million and $5.1 million from short-term borrowings, offset in part by principal payments on capital lease obligations and long-term debt of $2.7 million.

   We expect to experience significant growth in our operating expenses in the future, particularly in sales and marketing and research and development in order to execute our business plan. As a result, we anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that the net proceeds from the sale of common stock in this offering will be sufficient to meet our operational and capital expenditure requirements for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

Year 2000 Issues

   We did not experience any significant problems associated with Year 2000 issues, and we are not aware that any of our suppliers or vendors experienced any such problems.

Interest Rate Risk

   Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our outstanding debt instruments.

   The risk associated with fluctuating interest expense is limited to the exposure related to those debt instruments which are tied to market rates. We do not use derivative financial instruments in our investment portfolio. We ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk.

   We mitigate default risk by investing in safe and high-credit quality securities. A hypothetical increase or decrease in market interest rates by 10% from the market rates in effect at December 31, 1999 would not cause the fair value of our cash and cash equivalents or the expense paid with respect to our outstanding debt instruments to change by a material amount. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.

                                    BUSINESS

Overview

   We provide comprehensive Internet-based solutions to create many-to-many communication, commerce and collaboration eHubs for businesses. An eHub is an Internet-based workspace where customers, partners, suppliers and employees can simultaneously interact, access real-time business information, integrate business processes and conduct eCommerce transactions. We believe our solutions represent a new paradigm for eBusiness, and are designed to deliver secure, real-time content and eCommerce capabilities from virtually any source to any user, at any time.

   Our solutions represent a new category of business-to-business platforms designed to deliver dial-tone-like reliability and functionality, which we refer to as Web-tone. We believe our Web-tone business model is better aligned with our customers' needs because it is based on recurring fees for solutions, services and transaction capabilities instead of a large one-time capital investment usually associated with software license purchases. Our business model provides our customers with the flexibility to adjust the type of services they receive from us in response to their changing business needs and provides us with the incentive to innovate and serve them since we share in their long-term success.

   Our eHub platform, 2Share, can be rapidly adopted by our customers to construct customized eHubs that require no client application other than a browser to create a primary business network. 2Share is an open standard platform based on Java and XML (eXtensible Markup Language), and is provided with comprehensive managed services which are deployed by customers in a service-like fashion. With 2Share, a company can bridge multiple constituents inside and outside the organization and empower each user to share, manage, target and personalize valuable information from disparate corporate databases, email exchanges, isolated desktops, and internal and external Web sites and networks. Our solutions enable not only the collaborative exchange and management of information, but also eCommerce transactions that result from this collaboration.

   2Share empowers our customers, who are highly dependent on real-time information exchange, to rapidly and seamlessly develop customized eHubs. We believe our solutions create value by enabling firms to strengthen business and employee relationships, improve time to market, increase revenue and new market opportunities, and improve return on investment of existing corporate assets. Since the introduction of 2Share in 1998, we have delivered our solutions to customers in a number of strategic industries, including J.P. Morgan & Co. Incorporated, The McGraw-Hill Companies, SAP AG, Schroders & Company, and Visa USA.

Industry Background

  Evolution of the Internet as a Communication, Commerce and Collaboration Platform

   The Internet has become the fastest growing universal communications and commerce medium in history. It is changing the way businesses interact and transact with customers, partners, suppliers and employees. The communications and information exchange capabilities of the Internet make it a natural platform for collaboration and commerce for both businesses and consumers. Over the past few years, the Internet has been used as a platform to publish massive amounts of content. International Data Corporation estimates that the number of Web content pages or URLs will grow from 2.2 billion in 1999 to over 16.5 billion in 2003. Over the same period of time, the Internet has been increasingly leveraged as a primary sales and distribution channel by businesses. Gartner Group estimates that business-to-business eCommerce over the Internet will grow from $145 billion in 1999 to $7.3 trillion in 2004. Moreover, Forrester Research also estimates that business-to-business eCommerce will account for more than 93% of U.S. eCommerce transactions by 2004.

  Emergence of the Internet as a Platform for a Primary Business Network

   The impact of the Internet on traditional commerce models extends far beyond the dollar value of commerce activity conducted over the Internet and has led to the emergence of entirely new business models. The Internet has enabled companies to create new revenue opportunities, provide more useful information, streamline complex business processes, lower costs and increase productivity in the form of business-to-business solutions. To remain competitive, companies are beginning to leverage the Internet as a primary network platform for interaction that can span organizational boundaries and represent new, more open organizational structures. Business users worldwide are beginning to rely on the Internet to collaborate, interact and conduct business. In particular, businesses recognize the strategic importance of using the Internet to strengthen relationships with customers, partners, suppliers and employees.

  Traditional Methods of Business-to-Business Communication, Commerce and Collaboration

   Traditionally, business-to-business communication, commerce and collaboration has been conducted by means of phone, paper, fax and face-to-face meetings. Increasing challenges in addressing the need for real-time communications and transactions have led companies to adopt information technology products and services such as databases, client/server applications, video conferencing and e-mail. More recently, some companies have tried to address their need for real-time communications, commerce and collaboration by using software tools and in-house developers or consultants. However, the realizable benefits of these custom systems tend to be uncertain due to the challenges of integration with existing technology infrastructure and adaptability for use with future technologies.

   In addition, traditional information technology products and services generally limit communications to a one-to-one basis between two parties, and cannot support a real-time network-based or many-to-many form of interaction that can span organizational boundaries. Traditional products and services generally cannot scale either in terms of users, transaction volumes or geography and have typically been deployed under a software license model, which involves significant one-time capital outlays and often limits ongoing relationships.

   The limited communication capabilities of traditional technology products and services have inhibited the migration of complex, commerce processes to the Internet. While businesses have adopted the Internet as an effective channel for transaction execution, the information-centric communication and collaboration processes that both precede and follow a transaction have been difficult for businesses to move to the Internet.

  Challenges Facing Business-to-Business Communication, Commerce and
 Collaboration

   Traditional solutions for addressing the communication, commerce and collaboration needs of today's fast paced Internet economy offer only a partial solution and have significant drawbacks. These drawbacks include:

  . Management and Information Control. Traditional solutions do not allow users to effectively access, organize, control, integrate, customize and share information from disparate sources inside and outside an organization such as corporate databases, e-mail exchanges, desktops, networks and internal and external Web sites;

  . Scope of Communication. Traditional technologies have been unable to scale and extend beyond one-to-one interactions to many-to-many communication, commerce and collaboration among customers, partners, suppliers and employees through an easily accessible primary business network;

  . Time to Market. Current products and services typically involve long development and implementation cycles, a dedicated technical staff and integration risk;

  . License Business Model. Traditional software solutions require significant one-time capital investments due to vendors' software license models; and

  . Proprietary Technology. Traditional software products and services have generally been unable to adapt to next-generation Internet architecture, are often incompatible with existing technology infrastructure and are dependent on proprietary technologies which are difficult to customize, and require skilled and hard-to-find technology resources.

  Opportunities for Business-to-Business Communication, Commerce and
 Collaboration

   The ubiquity and extensive adoption of the Internet enables it to serve as a foundation for widespread business-to-business interactions which can bridge companies and their customers, partners, suppliers and employees. These interactions, which include business-to-business communication, commerce and collaboration, often require integrating massive amounts of disparate information and joining together hundreds or thousands of business users, inside and outside the enterprise. Companies require an Internet-based solution that can access, integrate, customize and share any type of information for any user at any time, while enabling collaboration and eCommerce transactions.

   As the Internet has evolved, solutions have emerged which have accelerated the use of the Internet as a primary business network. Early solutions have included eBusiness portals, or Web sites for employees or customers that serve as gateways for externally published content, services and basic eCommerce transactions. More recent solutions include vertical eMarketplaces, or dynamic trading hubs, that bring together multiple buyers and sellers and are operated by neutral third parties with deep industry domain expertise. We believe that the next stage of the Internet's evolution will be marked by the widespread deployment of solutions to create many-to-many communication, commerce and collaboration eHubs for businesses. An eHub is an Internet-based workspace where customers, partners, suppliers and employees can interact, access real-time business information, integrate business processes and conduct eCommerce transactions.

   eHubs facilitate collaboration across disparate parties by integrating shared business information and processes into one common interface and permitting eCommerce transactions. Any industry that requires real-time information exchange and collaboration among many disparate parties may benefit from eHubs, including financial services, media and publishing, high-technology and information services. As eHubs are adopted by companies, we believe they will proliferate organically as one company's eHub extends through its customers, partners and suppliers to form other eHubs. These compounding benefits are based upon the principle of network effects in which the value of a network becomes greater to each individual user as another user joins the network. This network effect will drive the formation of a new communication paradigm as one-to-one interactions over traditional networks, such as telephone or email systems, are transformed into many-to-many interactions across networks of eHubs.

   eHubs provide several potential benefits including enhanced operating efficiency and employee productivity, opportunities for increased revenue and improved profits and strengthened relationships with customers, partners, suppliers and employees. A comprehensive communication, commerce and collaboration eHub should, irrespective of existing technology infrastructure:

  .  enable many-to-many interactions;

  . support real-time exchange of decentralized and personalized information;

  . allow reliable and secure transactions between all parties using the eHub; and

  .   integrate cross-organizational processes and workflow.

   An eHub solution should be aligned with a company's operating and financial needs by charging a recurring fee for solutions and services instead of a significant one-time capital outlay usually associated with software license purchases. To gain a competitive advantage in today's Internet economy, companies and their customers, partners, suppliers and employees are in need of eHub solutions.

The 2Bridge Solution

   We provide a comprehensive Internet-based eHub solutions that create many-to-many communication, commerce and collaboration eHubs for businesses. Our solutions provide business users inside and outside the enterprise the ability to access real-time, mission-critical business information, integrate shared business processes and conduct transactions. Our 2Share solution can be adopted rapidly and cost-effectively and we believe that it represents a new paradigm for many-to-many interactions and business-to-business information exchange and transactions. 2Share is designed to deliver secure, real-time content and eCommerce capabilities from virtually any source to any user, at any time. Our solution is also designed to organize, integrate and customize mission-critical information for each individual user. Our customers use 2Share to construct customized eHubs which enable many-to-many interactions, requiring no user application other than a browser.

  2Share Features

   Our 2Share solution is designed to extend a company's existing information and communication processes to an Internet-based primary business network and facilitate eCommerce transactions by:

  . providing information and transaction access, from any source and in any format, while being easy enough for any Internet-based business user to have control over production, management and distribution of mission-critical information and transactions to any other Internet-based user, at any time;

  . permitting extensive customization and personalization by individual users and allowing them to filter, create, capture, update, share and view vital information;

  . supporting permission-based management of information and transaction flows to any selected subset of users, or allowing a group of business partners to interact in an environment specifically designed to fit their needs;

  . allowing round-the-clock access and management of mission-critical information and business processes from a variety of devices;

  . maintaining open standards and architecture and supporting multiple operating system platforms such as Microsoft NT and Sun Solaris, while allowing easy integration and providing extended functionality with other existing technologies and services, such as enterprise software applications, news feeds, calendaring and real-time Web conferencing; and

  . enabling rapid deployment and ease of use, usually with minimal training.

   We believe our 2Share solution represents a new category of Internet solutions designed to deliver dial-tone-like reliability and functionality, which we refer to as Web-tone. We offer our Web-tone service for recurring fees instead of significant one-time capital investments usually associated with software license purchases. For additional fees, our customers can also receive add-on services, such as specialized modules, including eCommerce capabilities, management and premium service arrangements, and custom design and development services. Unlike other solutions which involve a substantial one-time license fee, our fee structure does not require a significant initial capital outlay and provides our customers the flexibility to adjust the type of services they subscribe to in response to their changing business needs. In addition, our solution is designed to deliver dial-tone-like reliability and functionality. Our solution is an open standard platform based on Java and XML, provided with comprehensive managed services which are deployed by customers in a service-like fashion. Our eHub platform enables real-time, interactive communication, commerce and collaboration among customers, partners, suppliers and employees, regardless of their existing technology infrastructure.

   We believe our solution offers our customers the following benefits:

     Strengthened Business Relationships. Our solution allows our customers to more effectively bridge and strengthen their customer, partner, supplier and employee relationships by improving the speed and efficiency of communication, commerce and collaboration without changing existing work processes.

     Improved Time to Market. Our customers' eHubs typically can be implemented in just days to weeks versus the months it may take for internally developed or third-party solutions.

     Increased Revenue and New Market Opportunities. By improving the overall experience for customers through a dynamic business partnership, our solution provides our customers with cross-selling opportunities to their customers, partners and suppliers and enhances market competitiveness.

     Customizable and Scalable eHubs. Our solution is a scalable platform which can evolve with changing business or infrastructure needs over time, permitting the rapid addition of users, new features and services. In addition, our solution is designed to be easily adaptable regardless of the existing technology infrastructure or business processes.

     Improved Return on Investment (ROI) of Existing Systems. Our solution leverages a company's existing systems, which may previously have been isolated or difficult to access, and increases employee productivity. It is also designed to allow users to gain real-time access to mission-critical business information needed from any external source at any time.

Our Strategy

   We believe our solution represents a new paradigm for many-to-many interactions, business-to-business information exchange and eCommerce transactions. Our objective is to be the leading provider of comprehensive Internet-based solutions that create many-to-many communication, commerce and collaboration eHubs. To implement our strategy, we intend to:

     Leverage our Web-tone Delivery Model. Rather than charging large one-time license fees that require costly third-party consulting services and substantial IT department involvement, we deliver our solutions based on a one-time implementation fee followed by recurring fees. For additional fees, our customers can receive add-on services and specialized applications. This cost structure allows our customers to purchase our eHub services and scale them as needed. We believe our business model creates a partnership with our customers and is better aligned with their long-term business and financial objectives. Moreover, we believe our Web-tone delivery model will support the organic growth of eHub networks as it permits the rapid addition of new users and facilitates the proliferation of eHubs beyond our existing customers.

     Establish 2Bridge as a Leading Global Brand Enabling eHub Solutions. We plan to establish 2Bridge as the industry-standard platform on which to build eHubs. We intend to promote our brand to create strong penetration among strategic vertical markets. We believe that strong brand awareness, combined with our existing customer base, will give us a competitive advantage in our market. We also anticipate that the growth of the Internet internationally will present significant opportunities to extend the global reach of our solutions.

  We intend to expand globally by pursuing strategic partnerships and sales efforts in Asia and in Europe.

     Broaden Adoption of 2Share Throughout Our Existing Customer Base. We plan to expand the footprint of our solution throughout our existing customer base. We have designed our solution to enable our customers to deploy and scale their eHubs rapidly. Our solution is designed for virtually all business users throughout an organization and requires little or no training. Our customers are able to quickly realize its benefits and are motivated to adopt our solution broadly throughout the entire organization. As a result, we believe our current customers alone represent a significant growth opportunity.

     Target Strategic Markets. We plan to grow by targeting strategic markets where information and collaboration are critical, including financial and information services. We believe participants in these markets require the integration of complex information and processes in order to make effective business decisions. As our customers use our solutions across their network of customers, suppliers, partners and employees, other participants become aware of and may begin using our solutions. This experience can create a powerful multiplier effect across our target markets.

     Build Strategic Alliances to Strengthen Our Market Position and Offering. We intend to continue to develop strategic alliances with leaders in the content, technology and Internet business landscape. Through these third-party relationships we plan to offer additional value-added features such as enterprise software integration, news feeds, calendaring and real-time Web conferencing. We will also continue to pursue specific relationships with other Internet technology providers, Internet hosting companies and Internet service providers. We believe these relationships will accelerate the adoption of our solutions, increase our brand recognition and improve penetration of our target markets.

Our Solutions and Services

   Our 2Share solution enables our customers to deploy eHubs and bridge customers, partners, suppliers and employees, irrespective of their existing technology infrastructure and business processes. In addition, our 2Share solution provides a flexible eHub platform which addresses our customer's changing business needs and the ever-expanding potential of the Internet.

   Our solutions and services include the following features:

 Collaboration

     WorkCenter. At the heart of 2Share is the WorkCenter. WorkCenter is a browser-based module that allows business users to create a powerful network of eHubs that deliver meaningful and compelling information and transactions to selected audiences without the need for extensive technical training.

     InfoCenter. The InfoCenter is a browser-based module where content and workflow created in the WorkCenter is viewed. 2Share separates the delivery of content to an eHub from its construction to facilitate customized information delivery. A single item of content or transaction can be delivered to multiple audiences with a different look, feel and context setting for each user group.

 Customized Information Delivery

     Targeted Home Sites. Home Sites are customized points of entry into an eHub targeted at specific users' needs. Using 2Share, users can create thousands of targeted Home Sites that meet the needs of specific user groups, both inside and outside an organization. This feature is particularly valuable for the creation of business-to-business customer service eHubs which enable our customers to better serve and retain their customers.

     Personalization. 2Share supports personalized pages with content organized and presented according to user preferences. 2Share's personalization component, called MyView, serves as a single access point for data existing on the 2Share system and for external data including legacy systems and Internet links.

     Conversion to HTML. 2Share converts over 200 file formats to standard, browser-accessible formats such as HTML thereby making Internet site creation accessible to business users with no specialized training.

     Security. 2Share provides a secure repository for user information. Access to information is controlled through support for industry standard authentication and encryption protocols. Additionally, each user's login determines the specific information available to be viewed and modified.

     Search. 2Share helps customers sort and find information. 2Share content is tagged with user-defined metadata including, keyword, site name, site description, and author name. 2Share's search component enables the easy location and retrieval of all 2Share content.

     Workflow. 2Share supports information supply chain workflow. Role assignment can be used to guarantee that content is routed through customer-designated approval processes before becoming a viewable 2Share site.

     Threaded Discussion Groups. 2Share supports dynamic interaction through threaded discussion groups, which can be embedded in user-defined locations within 2Share sites. Threaded discussion groups encourage impromptu communication among site visitors.

 Extensibility

     Connection to External Systems. 2Share provides connectivity to customers' existing applications and databases, including legacy systems, to enable the display of information from those systems and the integration of business processes within customers' eHubs.

     Third-Party Product Integration. 2Share enables the integration of third-party product offerings to provide customers with complete solutions for their communication, commerce and collaboration needs.

 Value-Added Services

   We form relationships with our customers to ensure that they are using the latest Internet technologies to meet their needs. As part of our complete eHub solution, we offer several complementary business services to our customers such as:

  . Client Technology Services which deliver customized business solutions, including site design and information architecture development, utilizing the technical expertise and business knowledge of our professionals;

  . Creative Services which provide creative strategy and direction based upon client business goals and their business model; and

  . Solutions and Development Services which may include individual teams assigned to customer projects to manage the eHub from inception to implementation.

   We currently have services personnel located in San Francisco, New York and New Jersey, and we plan to add personnel in London, England and Bombay, India during the second quarter of 2000.

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

 Customer Care

   We believe that offering a superior level of customer service is essential for our long-term relationship with our customers and our success. Customer service is a standard feature in our offerings and available to all of our customers. We offer our customers a choice of several levels of support, which is included in the recurring fee. Our support provides dependable and timely resolution of customers' technical inquiries. Our customers can also access our online customer care portal.

Customer Case Studies

 J.P. Morgan & Co. Incorporated

   J.P. Morgan & Co. Incorporated is a leading financial services firm. Certain of its subsidiaries use 2Share to keep their professionals in multiple locations in the U.S. and Europe abreast of real-time portfolio management information and to provide superior and consistent advice to its clients.

   To provide this level of advice, J.P. Morgan's professionals needed real-time access to vast amounts of information that existed in a variety of disparate data sources.

   Our initial eHub solution was implemented in just 26 days, and with 2Share, J.P. Morgan's professionals now have real-time access, via a standard Web-browser, to consolidated, consistent and up-to-the-minute information. User acceptance was high and the solution was rolled out quickly with on-going training.

 The McGraw-Hill Companies, Inc.

   The McGraw-Hill Companies, a global publishing, financial, information and media services company, wanted to create an industry-specific portal for the aviation industry. McGraw-Hill needed to consolidate seven existing Web sites serving the aerospace industry into a single eHub where content no longer had to be manually updated using HTML programmers.

   McGraw-Hill selected 2Share to create its eHub, AviationNow, to collaborate and publish articles and news stories in a more timely manner via a real-time editorial process without the need for technical programming support.

   The AviationNow eHub provides twice-hourly updates on all late-breaking news to the aerospace industry. Using 2Share, authors and editors log in and upload and/or publish their stories from around the world. Some authors email their copy directly to AviationNow where it is edited and published by business users of the system. In addition to providing timely news stories, this eHub also provides several reference and community functions such as the World Aviation Directory, aircraft and spacecraft specifications, eCommerce capabilities, and a forum to discuss aerospace-related topics. AviationNow currently enjoys over 12,000 visitors per day and over 1.4 million page views.

 SAP AG

   Based in Walldorf, Germany, SAP AG is the market leader of inter-enterprise software solutions. As a means of communicating with its geographically dispersed workforce, SAP frequently produces and distributes newsletters worldwide containing critical marketing and customer information. Prior to implementing 2Share, SAP used a manual process to deliver these newsletters.

   Today, SAP is able to deliver timely marketing information with their 2Share system. Implementing 2Share enabled a small group of SAP employees to quickly and efficiently create and distribute their newsletters in real-time to an audience of over 300 users worldwide.

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

Customers

   The following is a representative list of our customers as of January 31, 2000 who have purchased our 2Share solution for use in eHub applications.


  . Frontline Capital Group               . SAP AG


  . JP Morgan & Co. Incorporated          . Schroders & Company Inc.


  . The McGraw-Hill Companies Inc.        . Strategic Investment Partners,
                                            Inc.

  . Northpoint Communications
                                          . VISA U.S.A., Inc.

  . Puerto Rico Department of Justice
                                          . WebCT

  . Rapid Referral

   During the year ending December 31, 1999, The McGraw-Hill Companies, Inc., Schroders & Company Inc. and JP Morgan & Co. Incorporated each accounted for more than 10% of our revenues.

Sales and Marketing

   We sell 2Share and related services primarily through a direct field force of business advisors based in the United States. We also have business specialists who are inside sales personnel that assist our advisors with lead generation and customer qualification. In addition, we have recently entered into marketing arrangements to enhance our indirect sales channels. As of February 29, 2000 our sales and marketing group consisted of 30 professionals located in our headquarters in San Francisco, California and our regional offices in New York, New York; Chicago, Illinois; Washington, D.C.; Princeton, New Jersey; and Houston, Texas. We plan to expand our sales and marketing group through aggressive recruiting efforts.

   Our marketing programs have been set up to establish our 2Share solution as the industry-standard platform that enables eHubs and to generate significant sales leads for our sales force to pursue. We use a broad mix of programs to accomplish these goals including television and print advertising, press and analyst briefings, e-mail campaigns, Web banners, Web sponsorships, outbound telemarketing, industry trade shows and educational seminars. Additionally, to support sales, we intend to produce high quality materials for prospective customers including product overview brochures, technical briefs, white papers, presentations and 2Share demonstrations.

Technology

   2Share incorporates a Java and XML-based open standard platform which enables real-time interactions among customers, partners, suppliers and employees regardless of existing technology infrastructure. Key aspects of our architecture include the following:

  . Java-based architecture, which provides a solid foundation upon which to build our flexible component-based solution.

  . platform independence, which permits 2Share to support different operating systems like Windows NT or Sun Solaris, Web applications servers and databases.

  . browser-based access, which requires no user, or client-based software and relies exclusively on HTML and Java Script to enable all user interactions.

                         [2Share Architecture Graphic]

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

   In addition, the 2Share platform provides a powerful pluglet architecture. 2Share pluglets are server-side Java applications that provide access to information residing both inside and outside of the 2Share system. Some common pluglets pull data from relational databases, email systems and file systems, while other pluglets provide discussion group functionality and site navigation capabilities. Pluglets provide three major capabilities:

  . connections to data sources and metadata;

  . content conversion to multipurpose information types (typically HTML);

  . business user-focused interface that allows users to easily manage information and business processes.

   Pluglets deliver an extensible framework that allows new information sources and workflow to be added to 2Share in a seamless manner. Below is a partial list of 2Share pluglets:

        2Share Pluglet                             Function
        --------------                             --------
   Table of contents.......  Displays a list of page links with optional content titles

   Recent sites............  Displays a list of recently published 2Share sites within a designated time frame associated with
                             certain keywords.

   Desktop content.........  Uploads information from files such as Word, Excel and over 200 other formats.

   Auto publishing agents..  Automatically publishes current versions of desktop information for selected users.

   Database................  Runs a query against any JDBC or ODBC data source and displays the formatted results.

   Email...................  Accesses email from any Internet message access protocol (IMAP) compliant email system.

   Discussion..............  Provides a configurable forum for interactive, threaded discussions.

   Status change...........  Displays comments added to content during the approval process.

   Workflow change.........  Displays the real-time workflow status of each source of information.

Research and Development

   We have invested significantly in research and development to enhance our current solution and develop new solutions. Our research and development expenses were $3.0 million and $3.5 million for the year ended December 31, 1998 and 1999. As of March 10, 2000 our research and development organization consisted of 24 employees who are also responsible for development, quality and assurance testing, documentation, release and maintenance, and overall execution of our development strategy. We intend to continue to expand and enhance the capabilities of our 2Share platform, as well as develop and extend our eHub solution offerings, in order to provide our customers with comprehensive, secure and flexible eHubs.

Competition

   The market for many-to-many communication, commerce and collaboration solutions is a new market, rapidly changing, intensely competitive and is likely to become more competitive as the number of entrants and new technologies increases. While we are not aware that any of our competitors or potential competitors currently produces a solution that is substantially similar to ours, we are subject to current or potential competition from the following:

  . custom development efforts from in-house information technology resources, and from third-party systems integration and technology services companies.

  . suppliers of groupware, knowledge management and document management solutions such as IBM;

  . software companies that address narrower areas of Web site creation, such as the aggregation of data sources into a central location;

  . content personalization software and traditional and eBusiness consulting companies such as Broadvision and Vignette;

   We believe that the principal competitive factors affecting our market include breadth and depth of a solution, compatibility with existing applications and operating systems, a substantial customer base and strategic alliances, core technology, product quality and performance, customer service, and speed and ease of deployment. We believe our solution currently competes favorably with respect to these factors. However, our market is relatively new and evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

   Some large potential competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than we do and may enter strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we do. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could harm our business, operating results and financial condition.

Intellectual Property

   Our success depends in part upon our proprietary technology. We rely on a combination of trademark and trade secret protection and confidentiality and nondisclosure agreements to establish and protect our intellectual property rights. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We currently have no patents.

   Our means of protecting our proprietary rights may not be adequate. Our competitors may independently develop similar technology, duplicate our products or design around our proprietary intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our solution exists, piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

   There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future products infringe upon their intellectual property. We expect that software product developers and providers of Internet-based software applications will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

   We are a defendant in a lawsuit pending in the U.S. District Court for the Eastern District of Missouri brought by Bridge Information Systems, or Bridge. Bridge alleges trademark infringement and related causes of action arising from our use of 2Bridge. We have responded to the complaint with counterclaims seeking a declaration of non-liability. Neither party has commenced discovery. The Court has scheduled a trial date for this matter during 2001. Bridge recently approached us to discuss an amicable resolution of the dispute. We have indicated to Bridge that any settlement must allow us to use the name and mark 2Bridge without any restrictions of field of use. Although we are continuing our discussions, it is too early to determine whether we will reach a negotiated settlement. Should we not reach a settlement and if litigation is decided unfavorably against us, we might be required to pay substantial damages to Bridge and could be enjoined from using the name and mark 2Bridge unless we are able to negotiate a license from Bridge.

Employees

   As of March 10, 2000, we employed 124 individuals in the United States. None of our employees is represented by a labor union or is subject to a collective bargaining agreement. We believe our relations with our employees are good.

Facilities

   Our executive offices and principal operations are currently located in San Francisco, California. We curently lease approximately 32,800 square feet of office space in San Francisco, California under two leases that expire in 2002 and 2005, respectively. We also lease office space in Princeton, New Jersey under a lease that expires in 2003 and office space in New York, New York under a lease that expires in 2001. We believe that our existing facilities are adequate for our current operations.

                                   MANAGEMENT

   The following table sets forth information regarding our executive officers, directors and key employees as of March 10, 2000:

Name                 Age                        Position
----                 ---                        --------
Mansoor Zakaria....   44 Founder, Chairman, Chief Executive Officer and Director
Talat Sadiq........   55 Executive Vice President, Global Sales Development and
                         Support
Ronald Parks.......   44 Senior Vice President and Chief Financial Officer
Janet Akin-James...   44 Vice President, Sales Development and Support
Akbar Ayaz.........   49 Vice President, Client Technology Solutions
Richard Berger.....   39 Vice President, Engineering
Frank Cummings.....   41 Vice President, Solutions, Development and Operations
Jeffrey Forsman....   53 Vice President, Global Operations
David Bender.......   39 Director of Creative Services
Justin Hafen.......   30 Director of Marketing and Corporate Communications
Milton Berlinski...   43 Director
David Braunschvig..   46 Director
David Brown........   43 Director
Masood Jabbar......   50 Director
Mark Perry.........   56 Director
Fareed Zakaria.....   36 Director

   Mansoor Zakaria is the founder of 2Bridge and has served as Chairman and Chief Executive Officer since our company was funded in January 1997. From 1986 to 1996, Mr. Zakaria operated a new media and database publishing company and provided strategic consulting services. From 1982 to 1985, he was a director of Product Management at Charles Schwab responsible for developing and marketing electronic information and online trading products. He is a member of the board of governance of Internet Finance Partners.

   Talat Sadiq has served as our Executive Vice President, Global Sales Development and Support since December 1999. In 1999, Mr. Sadiq was Executive Vice President of Portal Services and Operations for Signatures Network, a former division of Sony, Inc. From 1998 to 1999, he was Vice President of Global Customer Programs, Americas, for Dell Computer Corporation. From 1994 to 1998, Mr. Sadiq held various management positions at Sun Microsystems, where he managed its global field technical resources and developed and managed global executive sales relationships withj numerous software partners. Mr. Sadiq received a degree in electrical engineering from Cornell University.

   Ronald Parks has served as our Chief Financial Officer since June 1997 and received the title of Senior Vice President in August 1999. From 1996 to 1997, Mr. Parks was the Vice President of Finance and Operations at AnyRiver Entertainment, Inc., and from 1994 to 1996, he was the Vice President of Finance and Operations at UDI Software, Inc. From 1991 to 1994, he held various management positions at Reference Software International. Prior to that, he was a Senior Manager in the Management Consulting Division of Ernst & Young LLP. Mr. Parks received a B.S. in accounting from the City University of New York. Mr. Parks is a Certified Public Accountant.

   Janet Akin-James has been with 2Bridge since June 1999 and has served as our Vice President, Sales Development and Support since November 1999. From 1997 to 1999, she held district and division manager positions with SBC
Telecommunications, Inc. From 1985 to 1997, Ms. Akin-James held various positions at Pacific Bell. Ms. Akin-James received a B.S. in telecommunications management from Golden Gate University.

   Akbar Ayaz has served as our Vice President, Client Technology Services since December 1999. From 1994 to 1999, Mr. Ayaz was Senior Architect Consultant to J.P. Morgan responsible for advisory, mentoring and training services. Prior to that, Mr. Ayaz was Partner and Practice Leader for the Client Server Division at Comtex Information Systems. Mr. Ayaz received a B.S. in general physics from University of Sind in Pakistan.

   Richard Berger has been our Vice President, Engineering since September 1999. From 1992 to 1998, Mr. Berger worked first as Product Marketing Manager and later as Vice President of Engineering for Mosaix Inc. (formerly ViewStar Corp.). Prior to his work at Mosaix, Mr. Berger was Software Engineering Manager at Sun Microsystems. Mr. Berger received an A.B. in computer science and mathematics from Cornell University, an M.S. in computer science from University of California, Berkeley and an M.B.A. from Stanford University.

   Frank Cummings has been our Vice President, Solutions Development and Operations since January 2000. From 1997 to 1999, Mr. Cummings was Senior Director, Applications Development for The McGraw-Hill Companies. In 1996, he was a management consultant for Towers Perrin. From 1996 to 1997, he was Senior Systems Architect and Program Manager for SEMCOR, Inc. From 1995 to 1996, Mr. Cummings was Lead Consultant at SmithKline Beecham. Mr. Cummings received the equivalent of a B.S. in computer science through his service for the U.S. Army.

   Jeffrey Forsman has served as our Vice President, Global Operations since February 2000. From 1999 to 2000, he was Vice President of Information Systems and Technology at Signatures Network. From 1995 to 1999, Mr. Forsman held senior management positions at Scan-Optics, Inc. Mr. Forsman received a B.S. in electrical engineering from Cornell University and has completed graduate studies at Stanford University.

   David Bender has served as our Director of Creative Services since December 1999. From 1997 to 1999, he was a Creative Consultant to several corporations and agencies, including Razorfish, SF Interactive and Organic Online. From 1995 to 1997, he was Creative Director/Principal at Breaking Point, LLC. From 1993 to 1995, he was Creative Supervisor for Rapp Collins Worldwide. Mr. Bender received a B.F.A. in Graphic Design from Kendall School of Design.

   Justin Hafen has served as our Director of Marketing and Corporate Communications since March 1999. From 1998 to 1999, Mr. Hafen was Director of Marketing Communications for PG&E Energy Services. From 1992 to 1998, he held management positions at McCann-Erickson, SBC Advertising, Smith's Food & Drug Centers, Inc. and Harris & Love, Inc. Mr. Hafen received a B.A. in psychology from University of Utah.

   Milton Berlinski has served as a director of our company since 1997 and is Managing Director of Goldman, Sachs & Co. Mr. Berlinski is responsible for principal investing and merchant banking for financial institutions. In addition, Mr. Berlinski serves as a member of Goldman Sachs' strategy committee and leads Goldman, Sachs' corporate development efforts. Mr. Berlinski joined Goldman Sachs as a Vice President--Investment Banking Division in 1986 and became Managing Director and Partner in 1996. Mr. Berlinski received an M.B.A. in finance from The Wharton School of Finance at University of Pennsylvania.

   David Braunschvig has served as a director of our company since December 1999 and is Managing Director at Lazard Freres & Co. LLC. Mr. Braunschvig has been with Lazard for over ten years and is a co-founder of Lazard's Internet Group. He is a director of several privately-held companies including Skila, Inc. and LuxuryFinder.com. Mr. Braunschvig received a doctorate degree in computer science from University of Paris and an M.A. in public administration from Harvard University.

   David Brown has served as a director of our company since August 1999 and has been the Managing Partner of Oak Hill Venture Partners, L.P. since 1999, a Principal of Arbor Investors LLC since 1995, and a Vice President of Keystone, Inc. since 1993. Mr. Brown also serves on the board of directors of AER Energy Resources and Bell & Howell Company. Mr. Brown received a B.A. in economics and government from Bowdoin College and an M.B.A. from the Amos Tuck School at Dartmouth College.

   Masood Jabbar has served as a director of our company since February 2000 and is President of the Computer System Division of Sun Microsystems, Inc. Since joining Sun in 1986, he has held a number of senior positions including Vice President of Finance and Planning for Sun's field organization, Director of Marketing for the U.S. organization, and general manager for the Interactive Products Group. Most recently, Mr. Jabbar acted as Chief Financial Officer and Vice President of Staff Operations, where in addition to his responsibilities as Chief Financial Officer, he was responsible for business development, strategic relationships, and the operating company's acquisitions of key technologies and businesses. Mr. Jabbar also serves on the board of directors of EMedSoft. Mr. Jabbar received a B.A. in economics and statistics from University of Panjab in Pakistan and an M.B.A. and a masters degree in international management from the American Graduate School of International Management.

   Mark Perry has served as a director of our company since January 1997 and is a General Partner of New Enterprise Associates. Mr. Perry joined NEA in 1995 and became a General Partner in 1996. He focuses in the area of information technology. From 1994 to 1995, he served as President and Chief Executive Officer and then as Chairman of Viewstar Corporation. Mr. Perry also serves on the board of BizFinity, Cogit.com, Convene.com, Growth Networks, iManage, Magma Design Automation, Silicon Spice, Siros Technologies and Technical Communities. From 1994 to 1995, Mr. Perry served as President and Chief Executive Officer and then as Chairman of ViewStar Corporation. Mr. Perry is a Certified Public Accountant.

   Fareed Zakaria has served as a director of our company since February 2000 and has been Managing Editor of Foreign Affairs magazine for the Council on Foreign Relations since 1993. He is also a Contributing Editor of Newsweek where he writes a column on international affairs. Prior to 1993, Zakaria ran the "Project on the Changing Security Environment" at Harvard University, where he also taught international politics and economics. He has been an Adjunct Professor at Columbia University and Case Western Reserve University. Mr. Zakaria also serves on the Advisory Board of Omnia Asset Management. He received a B.A. in history from Yale University and a Ph.D. in political science/international relations from Harvard University. Mr. Zakaria is the brother of Mansoor Zakaria.

Classified Board

   Immediately following the offering, our board of directors will consist of seven directors divided into three classes with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring. In addition, our bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of our company.

Board Committees

   The board of directors has a compensation committee and an audit committee. The compensation committee, currently comprised of Mr. Berlinski and Mr. Perry, administers our 1997

Stock Option Plan, our 2000 Stock Plan, our 2000 Employee Stock Purchase Plan and all matters concerning executive compensation and employee agreements. The audit committee, currently comprised of Mr. Brown, Mr. Perry and Mr. Jabbar, performs the following functions:

  . monitors our system of internal controls;

  . oversees corporate financial reporting and internal and external audits;

  . outlines to the board of directors the improvements made or to be made in internal accounting controls;

  . Nominates our independent auditors; and

  . Provides the board of directors with other information and materials necessary to make the board of directors aware of significant financial matters.

   Each of the audit committee and compensation committee was established in March 2000.

Director Compensation

   We do not currently pay cash compensation to directors for serving in that capacity, nor do we reimburse directors for expenses incurred in attending board meetings, except for travel expenses of up to $2,000 per board meeting. We have granted stock options to directors for their services as such under our 1997 Stock Option Plan. In addition, non-employee directors will be entitled to receive automatic grants of stock options under our 2000 Director Option Plan. See "Employee Benefits--2000 Director Option Plan."

Compensation Committee Interlocks and Insider Participation

   The compensation committee is currently comprised of Mr. Berlinski and Mr. Perry. Neither of these committee members has at any time been an officer or employee of our company and none of our past or present officers or employees has served as a member of our compensation committee. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Limitation on Liability and Indemnification Matters

   Our amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for:

  . any breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

  . any transaction from which the director derived an improper personal benefit.

   Our bylaws require that we indemnify our directors and officers to the extent permitted by Delaware law. We may, in our discretion, indemnify other employees and agents to the extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any of our officers, directors, employees or other agents for any liability incurred in that capacity or arising out of that status. We have obtained directors' and officers' insurance providing indemnification for some of our directors, officers and employees for certain liabilities.

   We have also entered into agreements to indemnify our directors and officers. These agreements indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of our company, arising out of their services as one of our directors or officers, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions, agreements and the insurance we have obtained are necessary to attract and retain qualified directors and officers.

   The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Moreover, a stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

   At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation

   The following table sets forth information concerning the compensation that we paid during the fiscal year ended December 31, 1999 to our Chief Executive Officer and our Chief Financial Officer. The option grant indicated was under our 1997 Stock Option Plan.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                                                   ------------
                                           Annual Compensation
                                       ---------------------------  Securities
                                                      Other Annual  Underlying
Name and Principal Position             Salary  Bonus Compensation   Options
---------------------------            -------- ----- ------------ ------------
Mansoor Zakaria....................... $248,669 $ --    $19,900          --
 Chairman and Chief Executive Officer

Ronald Parks..........................  150,001   --        --        66,666
 Senior Vice President and Chief
 Financial Officer

   In addition to Mr. Zakaria and Mr. Parks, three other executive officers of our company, who have subsequently left 2Bridge, also earned compensation in excess of $100,000 during the year.

Option Grants in Last Fiscal Year

   The following table sets forth information with respect to stock options granted to the officers set forth in the Summary Compensation Table during the year ended December 31, 1999. We have never granted any stock appreciation rights. All option grants were made under our 1997 Stock Option Plan. The exercise price per share was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. The percentage of total options as set forth in the table below is based on an aggregate of 2,144,902 shares of common stock granted under the 1997 Employee Stock Option Plan in the year ended December 31, 1999. The potential realizable value is calculated based on the term of the ten-year option and assumed rates of stock appreciation of 5% and 10%, compounded annually as set forth in the table below. These assumed rates comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

                                                                  Potential
                                Individual Grants              Realizable Value
                    ------------------------------------------    at Assumed
                               % of Total                       Annual Rate of
                    Number of   Options                          Stock Price
                    Securities Granted to                        Appreciation
                    Underlying Employees  Exercise             for Option Term
                     Options   in Fiscal  Price Per Expiration ----------------
Name                 Granted      Year      Share      Date      5%      10%
----                ---------- ---------- --------- ---------- ------- --------
Mansoor Zakaria....      --       --  %     $ --          --   $   --  $    --


Ronald Parks.......   16,666       0.8       0.75     3/15/09    7,861   19,921
                      50,000       2.3       1.58    10/11/09   49,683  125,906

1999 Year-End Option Values

   The following table sets forth information concerning option values for stock options held by the officers set forth in the Summary Compensation Table. None of these officers exercised any options in the year ended December 31, 1999.

   The value realized represents the difference between the deemed value of the common stock on the date of exercise used by us for accounting purposes and the exercise price of the option.

   The value of unexercised in-the-money options was calculated by determining
the difference between $   , the assumed initial public offering price, and the
exercise price of the option.

                               Number of Unexercised     Value of Unexercised
                              Options at Fiscal Year    In-the-Money Options at
                                        End                 Fiscal Year End
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Mansoor Zakaria.............      --           --          --           --
Ronald Parks................   65,624       73,265

Employment Agreements

   We require each of our employees to enter into confidentiality agreements prohibiting the employee from disclosing any of our confidential or proprietary information. In addition, the agreements generally provide that upon termination, the employee will not solicit our employees for a period of 12 months following the end of their employment with our company. At the time of commencement of employment, our employees also generally sign offer letters specifying certain basic terms and conditions of employment. Other than as described above, in general, our employees are not subject to written employment agreements.

Employee Benefit Plans

 2000 Stock Plan

   Our 2000 Stock Plan was adopted by our board of directors in March 2000, and we expect our stockholders to approve the plan in April 2000. This stock plan provides for the grant of incentive stock options to our employees, within the meaning of Section 422 of the United States tax code, and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of March 10, 2000, no shares of our common stock have been issued pursuant to the exercise of options granted under our stock plan and we have no outstanding options to purchase shares of common stock.

   Our stock plan will automatically terminate in 2010, unless terminated sooner. In addition, our board of directors has the authority to suspend, terminate or amend, with shareholder approval to the extent necessary to comply with applicable laws, the stock plan provided it does not adversely affect any option previously granted under the plan.

   As of March 10, 2000, a total of 3,000,000 shares of our common stock have been reserved for issuance pursuant to our 2000 Stock Plan. The plan provides for an annual increase in authorized shares beginning in 2001 equal to the lesser of:

  . 5% of the outstanding shares of our common stock on the first day of our fiscal year;

  . 2,500,000 shares; or

  . such lesser amount as our board of directors may determine.

In addition, any shares which were reserved but unissued under our 1997 Stock Option Plan, and any shares that are returned to the 1997 Stock Option Plan as a result of termination or repurchase of shares, will be available for issuance under our 2000 Stock Plan.

   Our board of directors or a committee of our board administers the 2000 Stock Plan. The 2000 Stock Plan may be administered by different committees with respect to different groups of service providers. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

   The administrator determines the exercise price and term of options granted under our stock plan. With respect to incentive stock options, however, the exercise price must at least be equal to the fair market value of our common stock on the date of grant and its term may not exceed ten years.

   No employee, director or consultant may be granted an option to purchase more than 1,500,000 shares in any fiscal year. In connection with his or her initial service, an employee, director or consultant may be granted an additional option to purchase up to 1,500,000 shares of our common stock.

   After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death, the option will generally remain exercisable for 12 months following such termination. If termination is due to disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term. If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the plan.

   Unless the administrator determines otherwise, any restricted stock purchase agreement providing for early exercise of unvested stock options will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason. The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse.

   Our stock plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

   Our stock plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, all outstanding options and stock purchase rights will vest and become exercisable.

 1997 Stock Option Plan

   Our 1997 Stock Option Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants of nonstatutory stock options. The terms of the 1997 stock option plan are substantially similar to those of our 2000 Stock Plan. As of March 10, 2000, 3,156,666 shares were authorized under the plan, 2,073,876 shares were subject to outstanding options and 497,476 shares remain available for future grant. Upon the completion of this offering, the 1997 Stock Option Plan will terminate, no further option grants will be made under the 1997 Stock Option Plan, and any shares reserved but not yet issued under the 1997 Stock Option Plan will be available for future grant under the 2000 Stock Plan.

 2000 Employee Stock Purchase Plan

   Our board of directors adopted the 2000 Employee Stock Purchase Plan in March 2000 and our stockholders are expected to approve the plan in April 2000. A total of 750,000 shares of common stock have been reserved for issuance under our 2000 Employee Stock Purchase Plan. The plan provides for annual increases on the first day of each fiscal year beginning 2001 equal to the lesser of:

  . 750,000 shares;

  . 2% of our outstanding shares as of such date; or

  . another amount determined by the board of directors.

   The 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains 24-month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period, which will commence on the first trading day on or after the effective date of this offering and ends on the last trading day on or before April 30, 2002. Each offering period will have four purchase periods of approximately six-months duration.

   Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the following employees may not be granted options to purchase stock under the purchase plan:

  . any employee who immediately after the grant would own stock possessing
    5% or more of the total combined voting power or value of all classes of our capital stock; or

  . any employee whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

   Participants may purchase common stock through payroll deductions of up to 15% of the participant's compensation. The maximum number of shares a participant may purchase during a six month offering period is 5,000 shares.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the fair market value of the common stock at end of the purchase period.

   Our purchase plan provides that in the event we merge with or into another company, or we sell substantially all of our assets, each outstanding option may be assumed or substituted by the successor company. If the successor company refuses to assume or substitute the options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed merger or sale.

   The 2000 Employee Stock Purchase Plan will become effective on the effective date of this offering and will terminate ten years thereafter, unless sooner terminated by the board of directors. The board has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock.

 2000 Director Option Plan

   Our board of directors adopted the 2000 Director Option Plan in March 2000 and we expect our stockholders to approve it in April 2000. The director plan provides for the periodic grant of nonstatutory stock options to our non-employee directors.

   As of March 10, 2000, a total of 400,000 shares were reserved for issuance under our director option plan.

   All grants of options to our non-employee directors under the director option plan are automatic and non-discretionary. We will grant an option to purchase 25,000 shares to each non-employee director who joins the board after our initial public offering when such person first becomes a non-employee director (except for those directors who became non-employee directors by ceasing to be employee directors). All non-employee directors who have been directors for at least 6 months receive an option to purchase 10,000 shares each year on the date of our annual stockholders meeting.

   All options granted under our director option plan have a term of ten years and an exercise price equal to fair market value on the date of grant. The option granted initially to non-employee directors becomes exercisable over two years with 1/24th of the total shares exercisable per month. The option granted to non-employee directors on the date of our annual stockholders meeting becomes exercisable as to 100% of the shares subject to the option on the date of grant.

   After termination as a non-employee director, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to disability, the option will generally remain exercisable for six months. If termination is due to death, the estate will be able to exercise the option for 12 months. In all other cases, the option will remain exercisable for a period of three months.

   A non-employee director may not transfer options granted under our 2000 Director Option Plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

   In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option for each outstanding option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following such assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable. If the outstanding options are not assumed or substituted for, our board of directors will notify each non-employee director that he or she has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

   Unless terminated sooner, our director option plan will automatically terminate in 2010. Our board of directors has the authority to amend, alter, suspend, or discontinue the director option plan, but no such action may adversely affect any grant made under the director option plan.

 401(k) Savings Plan

   We sponsor a 401(k) savings in which eligible employees may participate. The 401(k) savings plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Contributions to the 401(k) savings plan and income earned on such contributions are not taxable to employees until withdrawn from the 401(k) savings plan. Subject to restrictions imposed by the Internal Revenue Code on highly compensated employees, employees may generally defer up to 15% of their pre-tax earnings up to the statutorily prescribed annual limit, which is $10,500 for the 2000 calendar year, and to have the amount of such reduction contributed to the 401(k) savings plan. The 401(k) savings plan permits, but does not require, additional matching contributions to the 401(k) savings plan. To date, we have not made any matching contributions to the 401(k) savings plan. The 401(k) savings plan may be amended or terminated by us at anytime, and in our sole discretion.

                           RELATED PARTY TRANSACTIONS

Equity Investment Transactions

   Since our inception, we have issued, in private placement transactions, shares of preferred stock as follows:

  . an aggregate of 2,580,866 shares of Series A preferred stock at a price of $1.31 per share in January 1997;

  . an aggregate of 4,796,751 shares of Series B preferred stock at a price of $2.11 per share in May 1998;

  . an aggregate of 6,245,315 shares of Series C preferred stock at a price of $3.20 per share in July and August 1999; and

  . an aggregate of 743,200 shares of Series D preferred stock at a price of $9.65 per share in March 2000.

   Listed below are the directors, executive officers and stockholders who beneficially own 5% or more of our securities who participated in these financings.

Directors, Executive        Series A  Series B  Series C  Series D  Aggregate
Officers                    Preferred Preferred Preferred Preferred  Purchase
and 5% Stockholders           Stock     Stock     Stock     Stock     Price
--------------------        --------- --------- --------- --------- ----------
Entities affiliated with
 New Enterprise Associates
 VII, L.P. (1)............. 2,580,866   933,854   625,156           $7,347,000
Entities affiliated with
 Goldman Sachs (2).........           2,509,291   625,156            7,300,000
FW Ventures IV, L.P. (3)...                     1,562,891            5,000,000
Milton Berlinski...........                                133,236   1,286,000
David Braunschvig..........                        25,006   10,101     177,000
Masood Jabbar..............                                 50,507     487,000
Hasso Plattner.............           1,099,267   381,345            3,542,000
Fareed Zakaria.............                                 10,101      97,000

--------
(1) Shares of Series A are held as follows: New Enterprise Associates VII, L.P. 2,523,514 shares, NEA Presidents Fund, L.P. 53,529 shares, NEA Ventures 1997, L.P. 3,823 shares. Shares of Series B and Series C are held by New Enterprise Associates VII, L.P. Mark Perry is a general partner of New Enterprise Associates VII, L.P. and is a member of our board. Mr. Perry disclaims beneficial ownership of the 2,580,866 shares of Series A, 933,854 shares of Series B and 625,156 shares of Series C held of record by the entities affiliated with New Enterprise Associates VII, L.P.
(2) Shares of Series B are held as follows: Bridge Street Fund 1998, L.P. 58,172 shares, Goldman, Sachs & Co. Verwaltungs 58,071 shares, GS Capital Partners II, L.P. 1,574,402 shares, GS Capital Partners II Offshore, L.P. 625,889 shares, and Stone Street Fund 1998, L.P. 192,756 shares. Shares of Series C are held as follows: Bridge Street Fund 1998, L.P. 14,493 shares, Goldman, Sachs & Co. Verwaltungs 14,468 shares, GS Capital Partners II, L.P. 392,240 shares, GS Capital Partners II Offshore, L.P. 155,931 shares, and Stone Street Fund 1998, L.P. 48,022 shares. Milton Berlinski is general partner of Goldman Sachs and is a member of our board. Mr. Berlinski disclaims beneficial ownership of the 2,509,291 shares of Series B and 625,156 shares of Series C held of record by the entities affiliated with Goldman Sachs.
(3) David Brown is a limited partner of FW Ventures IV, L.P. and is a member of our board. Mr. Brown disclaims beneficial ownership of the 1,562,891 shares of Series C held of record by FW Ventures IV, L.P.

Founder Stock Purchase Agreement; Restricted Stock Purchase Agreement

   Mr. Mansoor Zakaria, our Chief Executive Officer, was issued 8,000,000 shares pursuant to a Founder Stock Purchase Agreement. Under this agreement, we have a right of first refusal with respect to his shares, which will expire upon our initial public offering. In January 1997, we also issued to Ronald Lachman, a former director of our company, 500,000 shares of our common stock. Pursuant to a Restricted Stock Purchase Agreement, we have a right of first refusal with respect to his shares, which will expire upon our initial public offering.

Other Transactions

   On June 1, 1998, we authorized a full recourse loan to Mansoor Zakaria for a principal amount not to exceed $1.2 million. All principal and interest under the loan is payable upon the earlier of July 1, 2003 or the termination of Mr. Zakaria's full-time employment with us. As of December 31, 1999, approximately $400,000 of principal and accrued interest was outstanding.

   On March 8, 2000, we authorized the sale of 266,666 shares of common stock to Milton Berlinski, a director of our company, at a purchase price of $5.25 per share and 33,333 shares of common stock to David Braunschvig, a director of our company, at a purchase price of $5.25 per share. Mr. Berlinski and Mr. Braunschvig were granted piggy-back registration rights with respect to such common stock.

   We have entered into indemnification agreements with each of our executive officers and directors.

   We have granted options to certain of our executive officers and directors. Please see "Option Grants in Last Fiscal Year," and "Founder Stock Purchase Agreement; Restricted Stock Purchase Agreement."

   Holders of preferred stock are entitled to certain registration rights with respect to the common stock issued or issuable upon conversion of the preferred stock. Please see "Description of Capital Stock--Registration Rights."

   We believe that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 10, 2000, and as adjusted to reflect the sale of common stock offered by us in this offering, for:

  . each person who we know beneficially owns more than 5% of the common stock;

  . each of our directors;

  . each executive officer named in the Summary Compensation Table; and

  . all of our directors and officers as a group.

   Unless otherwise indicated, the principal address of each of the stockholders below is c/o 2Bridge, Inc., 221 Main St., Suite 800, San Francisco, California 94105. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them.

   Shares underlying options that are deemed beneficially owned and exercisable within 60 days of March 10, 2000 are listed in this table separately in the column labeled "Shares Subject to Options." These shares are included in the number of shares listed in the column labeled "Total Number." The numbers shown in the table assume no exercise by the underwriters of their over-allotment option.

   The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of March 10, 2000, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on shares of common stock outstanding as of March 10, 2000, after giving effect to the conversion of all outstanding shares of preferred stock upon the closing of this offering.

                                       Number of
                                         Shares                  Percentage
                                      Beneficially              Beneficially
                                         Owned       Shares         Owned
                                      ------------ Subject to -----------------
                                                   Options or  Before   After
                                      Total Number  Warrants  Offering Offering
                                      ------------ ---------- -------- --------
Mansoor Zakaria.....................    8,000,000       --      33.7%

Entities affiliated with
 New Enterprise Associates VII, L.P.
 2490 Sand Hill Road
 Menlo Park, CA 94025 (1)...........    4,473,210   333,333     18.6%

Mark Perry (1)......................    4,473,210   333,333     18.6%

Entities affiliated with Goldman
 Sachs
 85 Broad Street, 19th Floor
 New York, NY 10004 (2).............    3,134,447       --      13.2%

Milton Berlinski (2)................    3,534,350       --      14.9%

FW Ventures IV, L.P.
 2775 Sand Hill Road, Suite 220
 Menlo Park, CA 94025 (3)...........    1,562,891       --       6.6%

David Brown (3).....................    1,562,891       --       6.6%

Hasso Plattner
 c/o Loewenthal Capital Management
 Attn: Ronn C. Lowenthal
 235 Montgomery Street, Suite 920
 San Francisco, CA 94104............    1,480,613       --       6.2%

Ronald Parks........................       80,902    21,875        *

David Braunschvig...................       82,329    13,889        *

Fareed Zakaria......................       21,212    11,111        *

Masood Jabbar.......................       58,841     8,334        *

Directors and Executive Officers as
 a Group (14 persons) (1)(2)(3).....   17,813,735   388,541     73.8%

--------
 * Indicates less than 1%.
(1) Includes 4,139,877 shares held by New Enterprise Associates VII L.P. and affiliates. Mr. Perry, General Partner of New Enterprise Associates VII L.P., disclaims beneficial ownership of the shares held by New Enterprise Associates VII L.P., except to the extent of his proportionate pecuniary interest therein. Mr. Perry is a member of our board of directors.
(2) Includes 3,134,447 shares held by Goldman Sachs. Mr. Berlinski, disclaims beneficial ownership of the shares held by Goldman Sachs, except to the extent of his proportionate pecuniary interest therein. Mr. Berlinski is a member of our board of directors.
(3) Includes 1,562,891 shares held by FW Ventures IV, L.P. Mr. Brown, a limited partner of FW Ventures IV, L.P., disclaims beneficial ownership of the shares held by FW Ventures IV, L.P., except to the extent of his proportionate pecuniary interest therein. Mr. Brown is a member of our board of directors.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value.

   The following summary of the rights of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation and bylaws which are included as exhibits to the registration statement of which this prospectus is a part and by the provisions of Delaware law.

Common Stock

   After giving effect to the two-for-three reverse stock split of all outstanding common stock and preferred stock and the conversion of all previously outstanding preferred stock into shares of common stock, as of March 10, 2000, there were 23,751,496 shares of common stock outstanding held of
record by approximately 126 stockholders. There will be     shares of common
stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of certain outstanding options or warrants, after giving effect to the sale of common stock in the offering.

   Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to the following rights:

  . to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors from time to time may determine;

  . one vote for each share held on all matters submitted to a vote of stockholders; and

  . upon our liquidation, dissolution or winding-up, to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

   Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, upon payment therefor, duly and validly issued, fully paid and nonassessible. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of any series of preferred stock which we may designate in the future.

Preferred Stock

   Upon completion of this offering, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. At present, there are no shares of preferred stock outstanding, and we have no plans to issue any of the preferred stock.

Registration Rights

   Upon completion of the offering and assuming the exercise of all of our currently outstanding warrants, the holders of an aggregate of approximately 24,372,421 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. Under the terms of the amended and restated investors' rights agreement, if we propose to register any of its securities under the Securities Act of 1933, either for our own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. A limited number of the holders of these rights may also require us to file a registration statement under the Securities Act of 1933 with respect to their shares of common stock and we are required to use our best efforts to effect such registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

Delaware Anti-Takeover Law and Certain Charter and Bylaws Provisions

   Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law.

   Generally, a "business combination" is defined to include mergers, asset or stock sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's outstanding voting stock.

   Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws include provisions that:

  . allow the board of directors to issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock;

  . require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

  . divide the board of directors into three classes, with each class serving for a term of three years;

  . prohibit cumulative voting in the election of directors;

  . require that special meetings of our stockholders be called only by the board of directors, the chairman of the board, the chief executive officer and the president;

  . establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors; and

  . require that certain amendments to the certificate of incorporation and the bylaws require the approval of the holders of at least 66 2/3% of the voting power of all outstanding stock.

   These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

Transfer Agent and Registrar

   The transfer agent and registrar for common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market following the offering could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital at a time and on terms favorable to us.

   Upon completion of the offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding
warrants. Of these outstanding shares,      shares sold in the offering will be
freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 23,751,496 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

   All officers, directors and certain other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available beginning 181 days after the effective date of the offering, subject in some cases to certain volume limitations.

   Of the remaining restricted shares:

  . no shares are subject to our repurchase option in the event of termination of employment; and

  . 1,029,200 shares will not be eligible for sale pursuant to Rule 144 until at least March 10, 2001 with respect to 743,200 shares and until at least March 8, 2001 with respect to the remaining 286,000 shares.

   On November , 2000, approximately 431,090 shares subject to vested options will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.

   In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates", would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will
    equal approximately     shares immediately after the offering; or

  . the average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

   We have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Deutsche Bank Securities Inc., subject to limited exceptions.

   We intend to file a registration statement under the Securities Act of 1933 covering the shares of common stock subject to outstanding options or reserved for issuance under our 2000 Stock Plan, 1997 Stock Plan, 2000 Employee Stock Purchase Plan and the 2000 Director Plan. This registration statement is expected to be filed soon after the effectiveness of the registration statement covering the shares of common stock offered in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lockup period, be available for sale in the open market, except to the extent that such shares are subject to our vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., SG Cowen Securities Corporation and Thomas Weisel Partners LLC have severally agreed to purchase from the Company the following respective number of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   Deutsche Bank Securities Inc.......................................
   SG Cowen Securities Corporation....................................
   Thomas Weisel Partners LLC.........................................
                                                                          ---
     Total Underwriters...............................................
                                                                          ===

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

   The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $    per share
under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession of not more than $    per share to other dealers.
After the initial public offering, representatives of the underwriters may change the offering price and the other selling terms.

   We have granted to the underwriters an option, exercisable not later than 30
days after the date of this prospectus, to purchase up to     additional shares
of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the table above bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms
as those on which the     shares are being offered.

   The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common
stock. The underwriting fee is    % of the initial public offering price. We
have agreed to pay the underwriters the following fees and expenses, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                         Total Fees
                                            ------------------------------------
                                            Without Exercise  With Full Exercise
                                            of Over-Allotment of Over-Allotment
                              Fee Per Share      Option             Option
                              ------------- ----------------- ------------------
Fees paid by 2Bridge.........     $               $                  $

   In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,700,000.

   We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

   Each of our officers and directors and substantially all of our stockholders and holders of options and warrants to purchase our stock, has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any portion of our common stock held by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters.

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

   At our request, the underwriters have reserved for sale, at the initial
public offering price, up to     shares for friends and family members of our
executive officers and other persons that are affiliated with companies with whom we have a business relationship, such as executives of companies that market, sell or otherwise promote our products. None of these shares will be subject to lock-up agreements.

   The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 138 filed public offerings of equity securities, of which 102 have been completed, and has acted as a syndicate member in an additional 75 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering and the share ownership of individuals associated with Thomas Weisel Partners stated below.

   In March 2000, we sold 743,200 shares of our Series D preferred stock in a private placement at a price of $9.65 per share. Each of the shares of Series D preferred stock is convertible at the option of the holder into one shares of our common stock. In this private placement, individuals associated with Deutsche Bank Securities Inc. purchased 40,402 shares of Series D preferred stock for an aggregate purchase price of approximately $315,000 and individuals associated with Thomas Weisel Partners LLC purchased 11,654 shares of Series D preferred stock on the same terms as the other investors in the private placement. The aggregate number of shares of Series D preferred Stock purchased by Deutsche Bank Securities Inc. and Thomas Weisel Partners LLC was 52,056 shares. Upon conversion of these shares into common stock, based on an assumed
initial public offering price of $   , the value of these shares is $   . The
difference between the amount that     and     originally paid for the Series D
preferred stock and the value of the Series D preferred stock based on the
assumed initial public offering price of $    equals $   .

Pricing of this Offering

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering were:

  . prevailing market conditions;

  . our results of operations in recent periods;

  . the present stage of our development;

  . the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

  . estimates of our business potential.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gray Cary Ware & Friedenrich LLP, San Francisco, California. WS Investment Company, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as individual attorneys of this firm, beneficially own an aggregate of 43,104 shares of our common stock.

                                    EXPERTS

   The financial statements of 2Bridge, Inc. at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing .

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Securities and Exchange Commission's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is http://www.sec.gov.

   We intend to furnish holders of the common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                                 2BRIDGE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

Report of Ernst & Young LLP, Independent Auditors......................... F-2
Balance Sheets............................................................ F-3
Statements of Operations.................................................. F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Equity (Deficit)......................................................... F-5
Statements of Cash Flows.................................................. F-6
Notes to Financial Statements............................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
2Bridge, Inc.

   We have audited the accompanying balance sheets of 2Bridge, Inc. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2Bridge, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Walnut Creek, California
February 11, 2000, exceptfor Note 13, as to which the date is , 2000

                               ----------------

   The foregoing report is in the form that will be signed upon the effectiveness of the reverse stock split and approval of the certificate of incorporation in the state of Delaware as described in Note 13 to the financial statements.

                                                          /s/ Ernst & Young LLP

Walnut Creek, California
March 13, 2000

                                 2BRIDGE, INC.

                                 BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                     Pro Forma
                                                                   Stockholders'
                                                 December 31,        Equity at
                                               ------------------  December 31,
                                                 1998      1999        1999
                                               --------  --------  -------------
                                                                    (unaudited)
                   ASSETS
Current assets:
  Cash and cash equivalents..................  $  4,860  $  8,817
  Accounts receivable, net of allowance for
   doubtful accounts of $0 in 1998 and $136
   in 1999...................................       321     2,580
  Prepaid expenses and other current assets..        73       395
                                               --------  --------
    Total current assets.....................     5,254    11,792
Property and equipment, net..................       842     2,282
Note receivable from officer.................       325       376
Other assets.................................        83       658
                                               --------  --------
    Total assets.............................  $  6,504  $ 15,108
                                               ========  ========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
   STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...........................  $    262  $    641
  Accrued compensation and other.............        78       207
  Deferred rent..............................       --        247
  Borrowings under line of credit
   arrangement...............................       --      5,050
  Current portion of notes payable...........     1,667       --
  Current portion of capital lease
   obligations...............................       134       337
  Other current liabilities..................       194       308
                                               --------  --------
    Total current liabilities................     2,335     6,790
Notes payable, less current portion..........       833       --
Capital lease obligations, less current
 portion.....................................       302       515
Commitments and contingencies
Redeemable convertible preferred stock, no
 par value, issuable in series; 14,245,674
 shares authorized 7,377,617 and 13,622,932
 shares issued and outstanding at December
 31, 1998 and 1999, respectively (none pro
 forma); aggregate liquidation preference of
 $33,486 at December 31, 1999................    13,414    34,170    $    --
Stockholders' equity (deficit):
  Preferred stock, $0.0001 par value;
   5,000,000 shares authorized, none issued
   and outstanding...........................       --        --          --
  Common stock, $0.0001 par value;
   100,000,000 shares authorized; 8,640,359
   and 8,851,475 shares issued and
   outstanding at December 31, 1998 and 1999,
   respectively (22,474,407 shares pro
   forma)....................................       226     8,792      42,962
  Deferred stock compensation................       (37)   (7,288)     (7,288)
  Accumulated deficit........................   (10,569)  (27,871)    (27,871)
                                               --------  --------    --------
    Total stockholders' equity (deficit).....   (10,380)  (26,367)   $  7,803
                                               ========  ========    ========
    Total liabilities, redeemable convertible
     preferred stock and stockholders' equity
     (deficit)...............................  $  6,504  $ 15,108
                                               ========  ========

                            See accompanying notes.

                                 2BRIDGE, INC.

                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
Revenues:
  Licenses......................................... $   --   $   414  $  1,045
  Services.........................................     --       303     2,174
  Recurring fees...................................     --       --        418
                                                    -------  -------  --------
    Total revenues.................................     --       717     3,637
Cost of revenues:
  Services (1).....................................     --       184     1,309
                                                    -------  -------  --------
    Total cost of revenues.........................     --       184     1,309
                                                    -------  -------  --------
Gross profit.......................................     --       533     2,328
Operating expenses:
  Sales and marketing (2)..........................     858    3,260     9,411
  Research and development (3).....................     998    3,002     3,516
  General and administrative (4)...................   1,413    1,502     5,045
  Amortization of deferred stock compensation......      40       54     1,282
                                                    -------  -------  --------
    Total operating expenses.......................   3,309    7,818    19,254
                                                    -------  -------  --------
Operating loss.....................................  (3,309)  (7,285)  (16,926)
Interest and other income..........................     353      211       298
Interest expense...................................     (33)    (182)     (674)
                                                    -------  -------  --------
Net loss........................................... $(2,989) $(7,256) $(17,302)
                                                    =======  =======  ========
Net loss per share:
  Basic and diluted................................ $ (0.35) $ (0.84) $  (1.98)
                                                    =======  =======  ========
  Pro forma basic and diluted (unaudited)..........                   $  (0.77)
                                                                      ========
Shares used in computing net loss per share:
  Basic and diluted................................   8,500    8,587     8,756
                                                    =======  =======  ========
  Pro forma basic and diluted (unaudited)..........                     22,379
                                                                      ========

--------
(1) Excluding $1, $2 and $524 in amortization of deferred stock compensation for the years ended December 31, 1997, 1998 and 1999, respectively.
(2) Excluding $15, $11 and $220 in amortization of deferred stock compensation for the years ended December 31, 1997, 1998 and 1999, respectively.
(3) Excluding $19, $29 and $333 in amortization of deferred stock compensation for the years ended December 31, 1997, 1998 and 1999, respectively.
(4) Excluding $5, $12 and $205 in amortization of deferred stock compensation for the years ended December 31, 1997, 1998 and 1999, respectively.

                            See accompanying notes.

                                 2BRIDGE, INC.

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
                     (in thousands, except share amounts)

                                                        Stockholders' Equity (Deficit)
                                            -------------------------------------------------------
                             Redeemable
                            Convertible                                                   Total
                          Preferred Stock     Common Stock     Deferred               Stockholders'
                         ------------------ ----------------    Stock     Accumulated    Equity
                           Shares   Amount   Shares   Amount Compensation   Deficit     (Deficit)
                         ---------- ------- --------- ------ ------------ ----------- -------------
Balance at December 31,
1996....................        --  $    -- 8,000,000 $   10   $    --     $   (324)    $   (314)
 Issuance of Series A
 redeemable convertible
 preferred stock at
 $1.31 per share (net of
 issuance costs of
 $34)...................  2,580,866   3,340       --     --        --           --           --
 Issuance of common
 stock..................        --      --    500,000     66       --           --            66
 Deferred stock
 compensation related to
 stock option grants....        --      --        --     115      (115)         --           --
 Amortization of
 deferred stock
 compensation...........        --      --        --     --         40          --            40
 Net loss and
 comprehensive loss.....        --      --        --     --        --        (2,989)      (2,989)
                         ---------- ------- --------- ------   -------     --------     --------
Balance at December 31,
1997....................  2,580,866   3,340 8,500,000    191       (75)      (3,313)      (3,197)
 Issuance of Series B
 redeemable convertible
 preferred stock at
 $2.11 per share (net of
 issuance costs of
 $58)...................  4,796,751  10,074       --     --        --           --           --
 Exercise of stock
 options................        --      --    140,359     19       --           --            19
 Deferred stock
 compensation related to
 stock option grants....        --      --        --      16       (16)         --           --
 Amortization of
 deferred stock
 compensation...........        --      --        --     --         54          --            54
 Net loss and
 comprehensive loss.....        --      --        --     --        --        (7,256)      (7,256)
                         ---------- ------- --------- ------   -------     --------     --------
Balance at December 31,
1998....................  7,377,617  13,414 8,640,359    226       (37)     (10,569)     (10,380)
 Issuance of Series C
 redeemable convertible
 preferred stock at
 $3.20 per share (net of
 issuance costs of
 $66)...................  6,245,315  19,914       --     --        --           --           --
 Exercise of stock
 options................        --      --    211,116     33       --           --            33
 Issuance of warrants in
 connection with debt
 financings.............        --      842       --     --        --           --           --
 Deferred stock
 compensation related to
 stock option grants....        --      --        --   8,533    (8,533)         --           --
 Amortization of
 deferred stock
 compensation...........        --      --        --     --      1,282          --         1,282
 Net loss and
 comprehensive loss.....        --      --        --     --        --       (17,302)     (17,302)
                         ---------- ------- --------- ------   -------     --------     --------
Balance at December 31,
1999.................... 13,622,932 $34,170 8,851,475 $8,792   $(7,288)    $(27,871)    $(26,367)
                         ========== ======= ========= ======   =======     ========     ========

                            See accompanying notes.

                                 2BRIDGE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
Operating activities
Net loss........................................... $(2,989) $(7,256) $(17,302)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization....................      77      251       564
  Amortization of deferred compensation............      40       54     1,282
  Interest expense on warrants.....................     --       --        345
  Provision for bad debts..........................      38      --         98
  Change in operating assets and liabilities:
   Accounts receivable.............................      26     (310)   (2,357)
   Prepaid expenses and other current assets.......     (24)     (46)     (322)
   Other assets....................................     (55)     (12)      (78)
   Accounts payable................................     (74)     151       380
   Accrued compensation and other..................    (139)      45       129
   Deferred rent...................................     --       --        247
   Other current liabilities.......................     --       157       114
                                                    -------  -------  --------
Net cash used in operating activities..............  (3,100)  (6,966)  (16,900)
Investing activities
Purchases of property and equipment................      (4)    (611)   (1,431)
Note receivable from officer.......................     --      (325)      (51)
                                                    -------  -------  --------
Net cash used in investing activities..............      (4)    (936)   (1,482)
Financing activities
Proceeds from (repayments of) notes payable........     --     2,500    (2,500)
Principal payments on capital lease obligations....      (4)     (93)     (158)
Payments on bank line of credit agreement..........     --      (749)      --
Borrowings under bank line of credit agreement.....     749      --      5,050
Net proceeds from issuance of redeemable
 convertible preferred stock.......................   3,340   10,074    19,914
Proceeds from exercise of stock options............     --        19        33
                                                    -------  -------  --------
Net cash provided by financing activities..........   4,085   11,751    22,339
                                                    -------  -------  --------
Net increase in cash...............................     981    3,849     3,957
Cash and cash equivalents at beginning of year.....      30    1,011     4,860
                                                    -------  -------  --------
Cash and cash equivalents at end of year........... $ 1,011  $ 4,860  $  8,817
                                                    =======  =======  ========
Supplemental disclosure of cash flows information
Interest paid...................................... $    33  $   182  $    378
                                                    =======  =======  ========
Supplemental disclosure of noncash investing and
 financing activities
Property and equipment acquired under capital
 leases............................................ $   273  $   232  $    573
                                                    =======  =======  ========
Deferred compensation related to stock option
 grants............................................ $   115  $    16  $  8,533
                                                    =======  =======  ========
Issuance of warrants in connection with debt
 financings........................................ $   --   $   --   $    842
                                                    =======  =======  ========
Common stock issued in satisfaction of accounts
 payable........................................... $    65  $   --   $    --
                                                    =======  =======  ========

                            See accompanying notes.

                                  2BRIDGE, INC

                         NOTES TO FINANCIAL STATEMENTS
                     Years Ended December 31, 1998 and 1999

1. The Company and Summary of Significant Accounting Policies

The Company

   2Bridge (the "Company") provides comprehensive Internet-based solutions to create many-to-many communication, commerce and collaboration eHubs for businesses. An eHub is an Internet-based workspace where customers, partners, suppliers and employees can simultaneously interact, access real-time business information, integrate business processes and conduct eCommerce transactions. The Company's solutions were released during the fourth quarter of 1998. The Company conducts business primarily in the United States and operates in one business segment which is the development of Internet-based eHub solutions for businesses. One customer accounted for 41% and 55% of total revenues during the years ended December 31, 1998 and 1999, respectively. Another customer accounted for 30% and 13% of total revenues during the years ended December 31, 1998 and 1999, respectively. One customer accounted for 22% of total revenues during the year ended December 31, 1998 and one customer accounted for 10% of total revenues during the year ended December 31, 1999.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Cash and Cash Equivalents

   Cash and cash equivalents consist of highly liquid investments with minimal interest rate risks that have maturities of three months or less at date of purchase and are stated at cost, which approximates fair value. The Company maintains its cash in depository accounts with two domestic financial institutions.

Concentrations of Credit Risk and Credit Evaluations

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of trade accounts receivable.

   A limited number of customers historically have accounted for a substantial portion of the Company's revenues. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Sales of the Company's products and services will vary as a result of fluctuations in market demand for such products and technology. Further, the markets in which the Company competes are characterized by rapid technological change and increased competition.

                                 2BRIDGE, INC.

   One customer accounted for $144,000 of the total accounts receivable balance as of December 31, 1998 and $1,700,000 of the total accounts receivable balance as of December 31, 1999.

Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Assets under capital leases are included in depreciable assets and amortized using the straight-line method over the shorter of the estimated useful life or lease term, which is generally three years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the life of the lease.

Revenue Recognition

   Effective January 1, 1998, the Company adopted Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-4 ("SOP 98-4") which was issued by the American Institute of Certified Public Accountants ("AICPA"). The Company believes its current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. Additionally, the AICPA issued SOP 98-9 in December 1998, which provides certain amendments to SOP 97-2, and is effective for transactions, entered into beginning January 1, 2000. Full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidelines could lead to unanticipated changes in the Company's current revenue recognition policies, which changes could affect the timing of the Company's future revenues and results of operations.

   Prior to the fourth quarter of 1999, the Company sold its software as stand-alone products and derived revenues from the licenses, maintenance and support from the software application. The Company recognized revenues from these agreements upon delivery and acceptance of the software if there was persuasive evidence of an arrangement, collection was probable, the fee was fixed or determinable, and there was sufficient vendor-specific objective evidence to support allocating the total fee to all elements of multiple-element arrangements. Software maintenance revenues are recognized ratably over the term of the support contract, which is generally one year. Other service revenue is recognized as services are performed. Payments received prior to delivering services are recorded as deferred revenue. Through December 31, 1999, deferred revenue has not been significant.

   During the fourth quarter of 1999, the Company began offering its 2Share solution, although software-based, as a managed solution, which may include custom design and related services that are designed to deliver dial-tone-like access, reliability and functionality. As a result, the Company discontinued using a license sales model and began selling its solutions through recurring fee agreements. Recurring fees are recognized over the term of the agreement.

Software Development Costs

   The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated useful lives of the related products. Technological feasibility is established upon completion of a working model. As of December 31, 1999, such capitalizable software development

                                 2BRIDGE, INC.

costs have been insignificant and all software development costs have been charged to product development expenses in the accompanying statements of operations.

Income Taxes

   Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Advertising Costs

   The Company expenses the costs of advertising as incurred. Advertising expense was $3,647,000 for the year ending December 31, 1999. No advertising expenses were incurred during the years ended December 31, 1997 and 1998.

Accounting For Stock-Based Compensation

   The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Reclassifications

   Certain prior years amounts have been reclassified to conform to the current year presentation.

2. Net Loss Per Share

   Basic and diluted net loss per share information for all periods is presented under the requirement of SFAS No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings per share has been computed using the weighted-average number of common shares outstanding during the period and excludes any dilutive effects of stock options, warrants, and convertible securities. Potentially dilutive securities also have been excluded from the computation of diluted net loss per share, as their inclusion would be antidilutive.

                                  2BRIDGE, INC

   The calculation of historical and pro forma basic and diluted net loss per share is as follows (in thousands, except per share data):

                                                   Years Ended December 31,
                                                   --------------------------
                                                    1997     1998      1999
                                                   -------  -------  --------
   Historical:
    Net loss...................................... $(2,989) $(7,256) $(17,302)
                                                   =======  =======  ========
    Weighted average shares of common stock
     outstanding..................................   8,500    8,587     8,756
                                                   =======  =======  ========
    Basic and diluted net loss per share.......... $ (0.35) $ (0.84) $  (1.98)
                                                   =======  =======  ========
   Pro forma (unaudited):
    Net loss......................................                   $(17,302)
                                                                     ========
    Weighted average shares of common stock
     outstanding used in computing basic and
     diluted net loss per share (from above)......                      8,756
    Adjustment to reflect the effect of the
     assumed conversion of preferred stock to
     common stock from the date of issuance.......                     13,622
                                                                     --------
    Weighted average shares used in computing pro
     forma basic and diluted net loss per share...                     22,379
                                                                     ========
    Pro forma basic and diluted net loss per
     share........................................                   $  (0.77)
                                                                     ========

   If the Company had reported net income, the calculation of historical and pro forma diluted net income per share would have included an additional 3,203,714, 6,696,699, and 11,115,509 common stock equivalent shares related to the outstanding stock options, convertible preferred stock and warrants not included above (determined using the treasury stock method) for the years ended December 31, 1997, 1998, and 1999, respectively.

3. Property and Equipment

   The components of property and equipment are as follows (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
   Computers and software....................................... $  710  $1,509
   Leased assets................................................    149     722
   Office equipment.............................................    236     411
   Leasehold improvements.......................................    146     603
                                                                 ------  ------
                                                                  1,241   3,245
   Less accumulated depreciation and amortization...............   (399)   (963)
                                                                 ------  ------
                                                                 $  842  $2,282
                                                                 ======  ======

   Accumulated amortization related to leased assets was $25,000 and $99,000 at December 31, 1998 and 1999, respectively. Amortization on capital leases has been included in depreciation expense.

                                 2BRIDGE, INC.

4. Financings

Line of Credit

   As of December 31, 1999, the Company has a $5,050,000 line of credit with a financing company, which was used to finance equipment purchases and operating activities during the year ending December 31, 1999. Borrowings under the line of credit bear interest at prime rate plus 3% (11.5% at December 31, 1999) and are secured by substantially all of the Company's assets. At December 31, 1999, the Company had outstanding borrowings totaling $5,050,000 and $73,000 in accrued interest, which are due on July 31, 2000. Warrants were issued in connection with this financing. See Note 7.

Leases

   As of December 31, 1999, the Company had obtained credit lines from a number of lease finance companies for the purpose of acquiring computer and office equipment and leasehold improvements. In aggregate, the Company has entered into lease finance agreements which allow for borrowings of up to $1,100,000, bear interest between 6% and 11.5% per annum, and have terms ranging from 24 to 36 months. As of December 31, 1998 and 1999, the Company had outstanding borrowings of $436,000 and $852,000, respectively, under the equipment lease arrangements. Amounts outstanding under the lease arrangements are classified as capital lease obligations in the balance sheet and are secured by the related equipment. Warrants were issued in connection with this financing. See
Note 7.

Notes Payable

   In September 1998, the Company restructured certain loan and security agreements. Under the restructured agreement, the Company borrowed $2,500,000, which was repaid in full with accrued interest in November 1999.

5. Income Taxes

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Deferred tax assets:
     Net operating losses..................................... $ 3,900  $ 9,490
     Research and development credit carryforwards............     150      356
     Other....................................................     189      205
                                                               -------  -------
       Total deferred tax assets..............................   4,239   10,051
   Valuation allowance........................................  (4,239) (10,051)
                                                               -------  -------
   Net deferred tax assets.................................... $   --   $   --
                                                               =======  =======

   Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2,970,000 and $5,812,000 during 1998 and 1999, respectively.

                                 2BRIDGE, INC.

   As of December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $25,000,000, which expire in the years 2010 through 2019. The Company also had net operating loss carryforwards for state income tax purposes of approximately $15,000,000 expiring in the years 2003 through 2004.

   Utilization of the Company's net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

6. Redeemable Convertible Preferred Stock

   Redeemable convertible preferred stock is as follows by series:

                            Shares Issued and
                               Outstanding                  Per Share
                          -----------------------  ------------------------------
                              December 31,
             Authorized   -----------------------  Non-Cumulative    Liquidation
   Series      Shares       1998         1999         Dividend       Preference
   ------    ----------   ---------   ----------   ---------------   -----------
    A         2,580,866   2,580,866    2,580,866   $0.06 per annum      $1.31
    B         5,198,142   4,796,751    4,796,751   $0.11 per annum      $2.11
    C         6,466,666         --     6,245,315   $0.17 per annum      $3.20
             ----------   ---------   ----------
             14,245,674   7,377,617   13,622,932
             ==========   =========   ==========

 Dividends

   The holders of shares of the Series A, Series B, and Series C preferred stock (collectively, "preferred stock") are entitled to receive non-cumulative dividends, when and as declared by the Board of Directors, but only out of funds that are legally available, at the rate of 5% of the original purchase price per annum on each outstanding share of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares). While preferred stock remains outstanding, no dividend will be paid or declared, nor will any other distribution be made on any common stock until all dividends on the preferred stock have been paid.

 Conversion

   Each share of preferred stock, at the option of the holder, is convertible into the number of fully paid and nonassessable shares of common stock at the conversion rate. The conversion rate per share of preferred stock is 1:1. The conversion rate is subject to adjustment as defined in the Series A, Series B, and Series C preferred stock agreements. The number of shares of common stock into which a share of a series of preferred stock is convertible is referred to as the conversion rate of such series.

   Each share of preferred stock will automatically be converted into shares of common stock, based on the then-effective conversion rate, at any time upon the affirmative vote of a majority of the outstanding shares of the preferred series, or immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company in which (i) the per share price is at least $7.50 (as adjusted for stock splits, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $20,000,000.

                                 2BRIDGE, INC.

 Redemption

   Upon a request, the holders of not less than two-thirds of the outstanding shares of Series A, Series B, or Series C preferred stock, as applicable, may require the Company to redeem for cash up to all of the Series A, Series B, or Series C preferred stock outstanding on or after May 18, 2006 (the "Redemption Date"). Upon the event of this election, the Company will redeem 33.3% of the number of shares of preferred stock outstanding 60 days after the Redemption Date, 50% of the number of shares of preferred stock outstanding as of the first anniversary of the Redemption Date, and the balance of preferred stock outstanding as of the second anniversary of the Redemption Date. The Company will effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of preferred stock to be redeemed a sum equal to the original purchase price for each share of preferred stock (as adjusted for any stock dividends, combinations or splits), plus all declared but unpaid dividends on such shares.

   If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then the Company will redeem such shares pro rata to the extent possible and will redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

 Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership, an amount per share equal to the sum of the original purchase price for each share of preferred stock plus any declared but unpaid dividends with respect to such shares. After payment of the full liquidation preference of the preferred shareholders, any remaining assets of the Company legally available are to be distributed ratably to the holders of the common stock and preferred stock on an as-if-converted to common stock basis until such time as the holders of preferred stock have received a total liquidation amount of one and one-half times the original purchase price. The remaining assets of the Company legally available for distribution, if any, are to be distributed ratably to the holders of common stock. The holders of Series C preferred stock are entitled to receive any distribution of any of the assets or surplus funds in preference to holders of Series A and B preferred stock and common stock.

   If, upon the occurrence of a liquidation event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution are to be distributed among the holders of the preferred stock, in proportion to the preferential amount each such holder is otherwise entitled to receive.

 Voting

   The holder of each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock could be converted, and has voting rights and powers equal to the voting rights and powers of the common stock.

                                 2BRIDGE, INC.

7. Stockholders' Equity

Common Stock

   In January 1997, the Company issued 500,000 shares of common stock to a consultant in satisfaction of all obligations and liabilities owed to the consultant by the Company. The obligation and liabilities related to services provided by the consultant prior to January 1, 1997. The Company recognized $65,000 of expense based on the estimated fair value of the shares.

Warrants

   In January 1997, in connection with obtaining the issuance of Series A redeemable preferred stock, the Company issued warrants to investors to purchase up to 333,333 shares of common stock at an exercise price of $1.88 per share. These warrants are outstanding as of December 31, 1999 and are exercisable through January 17, 2002. In November 1997, in connection with an equipment lease arrangement, the Company issued a warrant to the lessor to purchase up to 19,117 shares of common stock at an exercise price of $1.31 per share. The warrants are outstanding at December 31, 1999 and are exercisable through November 2004. The Company deemed the fair value of the warrants to be immaterial using the Black Scholes method.

   In connection with obtaining financing in March 1998, the Company issued warrants to a lease finance company to purchase up to 68,058 shares of the Company's Series B preferred stock at an exercise price of $2.11 per share. These warrants are outstanding as of December 31, 1999 and are exercisable through March 11, 2008. The Company deemed the fair value of the warrants to be $115,000 and has amortized $101,000 to interest expense as of December 31, 1999. These warrants were valued under the Black Scholes method with the following assumptions: volatility - .7, dividend yield - 0%, expected life - 7 years, risk-free interest rate - 6.2%.

   In July 1999, in connection with obtaining financing, the Company issued two warrants to financing institutions to purchase up to 39,072 and 37,509 shares, respectively, of the Company's Series C preferred stock at an exercise price of $3.20 per share. These warrants are outstanding as of December 31, 1999 and are exercisable through July 2009 and May 2006, respectively. The Company determined the fair value of the warrants to be $101,000 and $86,000, and has amortized $63,000 and $86,000, respectively, to interest expense as of December 31, 1999. These warrants were valued under the Black Scholes method with the following assumptions: volatility - .7, dividend yield - 0%, expected life - 7 and 10 years, risk-free interest rate - 5.4%.

   In July and October 1999, in connection with an equipment shares lease arrangement, the Company issued warrants to the lessor to purchase up to 3,907 and 7,815, respectively, of the Company's Series C preferred stock at an exercise price of $3.20 per share. These warrants are outstanding as of December 31, 1999 and are exercisable through July 2002 and October 2009, respectively. The Company deemed the fair value of the warrants to be immaterial using the Black Scholes method.

   In connection with the line of credit (Note 4), the Company issued warrants to purchase shares in the Company's next round of preferred stock financing (the "Next Round") at 70% of the estimated sales price per share. The number of shares subject to the warrant will be derived by dividing $757,500 by the exercise price. If the next round of financing does not occur by July 31, 2000, the warrants will be exercisable into 236,718 shares of the Company's Series C preferred stock at an exercise price of $3.20 per share. See Note 13. These warrants are outstanding as of December 31,

                                 2BRIDGE, INC.

1999 and are exercisable through March 11, 2008. The warrants will automatically expire upon an initial public offering of the Company's common stock if not exercised. The Company determined the fair value of the warrants to be $540,000 which was recorded in stockholders' equity, of which $95,000 has been amortized to interest expense as of December 31, 1999. These warrants were valued under the Black Scholes method with the following assumptions: volatility -.7, dividend yield -0%, expected life -5.4%.

Stock Options

   Under the Company's 1997 Stock Option Plan (the "Plan"), 3,156,666 shares of common stock are reserved for the issuance of incentive stock options (ISO's) and non-qualified stock options (NSO's) to certain directors, employees and consultants of the Company. The ISO's may be granted at a price per share not less than the fair market value at the date of grant. The NSO's may be granted at a price per share not less than 85% of the fair market value at the date of grant. If at any time the Company grants an option and the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value at that date. The options generally vest over four years and expire ten years after the date of grant.

   A summary of the stock option activity through December 31, 1999, is as follows:

                                                               Weighted-Average
                                                                Exercise Price
                                                    Options       Per Share
                                                   ----------  ----------------
   Balance at December 31, 1996...................        --        $ --
     Granted......................................  1,239,333        0.14
     Canceled.....................................   (198,333)       0.14
                                                   ----------       -----
   Balance at December 31, 1997...................  1,041,000        0.14
     Granted......................................  1,225,000        0.39
     Exercised....................................   (140,359)       0.14
     Canceled.....................................   (763,751)       0.26
                                                   ----------       -----
   Balance at December 31, 1998...................  1,361,890        0.30
     Granted......................................  2,144,902        1.12
     Exercised....................................   (211,116)       0.16
     Canceled..................................... (1,596,769)       0.53
                                                   ----------       -----
   Balance at December 31, 1999...................  1,698,907       $1.13
                                                   ==========       =====
   Vested and exercisable at December 31, 1999....    222,284
                                                   ==========

   At December 31, 1999, options to purchase 1,106,284 shares of common stock were available for future grant. The weighted-average fair value at grant date of options granted during the years ended December 31, 1997, 1998 and 1999 was $0.05, $0.14 and $0.27 per share, respectively, and the weighted-average remaining contractual life of options outstanding at December 31, 1999 was 9.3 years.

                                 2BRIDGE, INC.

   The following table summarizes information about options outstanding and exercisable at December 31, 1999:

                         Options Outstanding                  Options Exercisable
                 -----------------------------------------   -------------------------
                                Weighted-
                                 Average
                                Remaining      Weighted-                   Weighted-
                               Contractual      Average                     Average
    Exercise     Number of        Life         Exercise      Number of     Exercise
     Price        Shares       (in years)        Price        Shares         Price
   ----------    ---------     -----------     ---------     ---------     ---------
   $     0.14      320,829         7.9           $0.14        199,186        $0.14
   $0.45-1.13      406,892         9.1           $0.66         23,098        $0.45
   $1.58-2.25      971,186         9.8           $1.66            --         $ --
                 ---------                       -----        -------
                 1,698,907                       $1.13        222,284
                 =========                       =====        =======

Deferred Compensation

   The Company recorded deferred stock compensation of $115,000, $16,000, and $8,533,000 during the years ended December 31, 1997, 1998, and 1999, respectively, representing the difference between the exercise price and the deemed fair value of the Company's common stock on the grant date for certain of the Company's stock options granted to employees. In the absence of a public market for the Company's common stock, the deemed fair value was based on the price per share of recent preferred stock financings, less a discount to give effect to the superior rights of the preferred stock. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization amounted to approximately $40,000, $54,000, and $1,282,000 for the years ended December 31, 1997, 1998, and 1999, respectively.

Pro Forma Disclosures on the Effect of Stock-Based Compensation

   Pro forma information regarding results of operations and net loss per share is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions:

                                                               Years ended
                                                              December 31,
                                                            -------------------
                                                            1997   1998   1999
                                                            -----  -----  -----
Expected dividend yield....................................  0.0%   0.0%   0.0%
Expected life of option.................................... 5 yrs  5 yrs  5 yrs
Risk-free interest rate....................................  6.17%  5.05%  5.44%

                                 2BRIDGE, INC.

   Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the minimum value method of SFAS 123, the Company's basic and diluted net loss and pro forma basic and diluted net loss per share would have been impacted as follows (in thousands):

                                                  Years ended December 31,
                                                 -----------------------------
                                                   1997      1998      1999
                                                 --------  --------  ---------
Reported net loss..............................  $ (2,989) $ (7,256) $ (17,302)
Pro forma net loss.............................    (2,993)   (7,272)   (17,363)
Reported basic and diluted net loss per share..     (0.35)    (0.84)     (1.98)
Pro forma basic and diluted net loss per
 share.........................................     (0.35)    (0.85)     (1.98)

   The effect on pro forma basic and diluted net loss is not necessarily indicative of the effects on pro forma basic and diluted net loss in future years, as future years will include the effects of additional years of stock option grants.

9. Commitments and Contingencies

   The Company leases office space and certain equipment under non-cancelable operating leases. Capital lease obligations represent the present value of future rental payments under capital lease agreements for equipment. Future minimum lease payments under capital and operating leases, having initial terms in excess of one year, are as follows at December 31, 1999 (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   Years ending December 31:
   2000.......................................................  $389    $  986
   2001.......................................................   366     1,205
   2002.......................................................   180     1,100
   2003.......................................................   --        828
   2004.......................................................   --        828
   Thereafter.................................................   --        553
                                                                ----    ------
   Total minimum lease payments...............................   935    $5,500
                                                                        ======
   Less: amount representing interest.........................    83
                                                                ----
   Present value of minimum lease payments....................   852
   Less: current portion of capital lease obligations.........   337
                                                                ----
                                                                $515
                                                                ====

   For the years ended December 31, 1997, 1998 and 1999, rent expense totaled $248,000, $474,000 and $960,000, respectively.

   The Company also entered into a sublease agreement through September 1999 for a total amount of $440,000. The appropriate amount has been offset against the operating lease commitment for 2000, as shown above.

   The Company is a defendant in a lawsuit regarding an alleged trademark infringement by the Company. Management believes the resolution of these matters does not expect to have a material adverse effect on the financial position of the Company. However, depending on the amount and

                                 2BRIDGE, INC.

timing, an unfavorable resolution could have a material adverse affect the Company's future results of operations or cash flows in a particular period. However, there can be no assurance that we will be free to continue using our name in current form or be free from damages or liability arising from the use of our name.

10. Note Receivable from Officer

   In June 1998, the Company entered into a loan agreement with an executive officer of the Company. The loan agreement allows for borrowings by the officer of up to $1,200,000 through June 2003. The note is full recourse and bears interest at the minimum rate allowable by the Internal Revenue Service (December 31, 1999: 5.69%). Principal and interest are due on the earlier of five years from the date in which funds are borrowed or upon the officer's receipt of proceeds from the sale of the Company's common stock owned by the executive officer; 50% of such proceeds are due to the Company. As of December 31, 1999, principal and interest amounts due under this agreement were $376,000 and $23,000, respectively.

11. Related Party Transactions

   In February 2000, the Company entered into a memorandum of understanding with four unrelated parties, under which the parties agreed to form a new business, the purpose of which is to bring to market eCommerce ideas and provide technical, strategic and financial assistance to start-up companies in the financial service sector. For a period of six months after the formation of this entity, the Company is committed to providing solution services to the new entity for monthly service fees and ownership units in the new entity. In return for these services, the Company is receiving cash and units in the entity. The Company has recognized revenues only to the extent it receives cash. The monthly service fees are to be billed at rates that approximate the Company's billing rates for unrelated entities. Subsequent to the six month period, any party can terminate this arrangement without penalties. In December 1999, prior to the formation of the memorandum of understanding, one of the parties to the agreement, a United Kingdom company, engaged the Company to provide certain consulting services on behalf of the new business. During the year ending December 31, 1999, the Company recognized $373,000 in revenues associated with this arrangement.

12. Retirement Plan

   The Company has a retirement plan under section 401(k) of the Internal Revenue Code (the "Plan") covering substantially all of its full-time employees who are age 21 or older. Employees may make voluntary contributions to the Plan, which are subject to certain statutory limitations. Employees may contribute up to an annual maximum of the lesser of 15% of eligible compensation or $10,000 for the year ended December 31, 1999. The Company made no contributions to the Plan during the years ended December 31, 1997, 1998 or 1999.

13. Subsequent Events

Proposed Public Offering of Common Stock

   In March 2000, the Company's board of directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of its common stock. Upon completion of the Company's initial public offering as currently

                                 2BRIDGE, INC.

anticipated, all of the outstanding preferred stock will be converted into shares of common stock. The unaudited pro forma stockholders' equity at December 31, 1999 gives effect to the conversion of all outstanding shares of redeemable convertible preferred stock at that date into 13,622,932 shares of common stock upon the completion of the offering.

Reincorporation

   In connection with the Company's reincorporation in the State of Delaware, the Board of Directors authorized an increase in the number of authorized shares of common stock to 100,000,000 shares and a decrease in the numbers of authorized preferred stock to 5,000,000 shares.

Stock Split

   On March 8, 2000, the Board of Directors approved a two-for-three reverse stock split of issued and outstanding common and preferred stock to be effective prior to the completion of the initial public offering of its common stock. All shares and related amounts in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

2000 Stock Plan

   In March 2000, the Board of Directors adopted, subject to stockholder approval, the 2000 Stock Plan and reserved an aggregate 3,000,000 shares of common stock for grants of stock options under such Plan. Upon the completion of the Company's initial public offering as currently anticipated, the Company's current Plan will terminate and no further options will be granted under that Plan.

2000 Director Option Plan

   In March 2000, the Board of Directors adopted, subject to stockholder approval, the 2000 Director Option Plan and reserved an aggregate 400,000 shares of common stock for grants of stock options under such Plan.

2000 Employee Stock Purchase Plan

   In March 2000, the Board of Directors adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan, to be effective upon the completion of the Company's initial public offering of its common stock. The Company has reserved a total of 750,000 shares of common stock for issuance under the plan. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first or last day of the applicable six-month purchase period.

Series D Preferred Stock

   In March 2000, the Company issued 743,200 shares of Series D preferred stock to new and current investors for $9.65 per share. The rights of the Series D preferred stockholders are similar to those of the Series A, B and C preferred stockholders. In the event of liquidation, the holders of Series D preferred stock, along with the holders of Series C preferred stock, in preference to the holders of common stock and Series A and B preferred stock, will receive their original purchase price plus any declared but unpaid dividends. The holders of not less than two-thirds of the shares of Series A, B, C and D preferred stock may elect to have the company redeem the preferred stock at the original issue price beginning March 2008.

                                 2BRIDGE, INC.

   The $9.65 per share price of Series D preferred stock does not necessarily represent the fair value of the preferred stock issued. In March 2000, the Company will record an increase to the net loss available to common stockholders of approximately $260,120, which represents the difference between the $9.65 per share purchase price and deemed fair value of $10.00 per share.

   As a result of this transaction, the warrants issued in connection with the line of credit (Note 7), became exercisable into 112,114 shares of Series D preferred stock at $6.76 per share.

Sale of Common Stock

   In March 2000, the Company sold 300,000 shares of its common stock for $5.25 per share to two directors for proceeds of $1,575,000.

                                 2BRIDGE, INC.

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                       Balance at                     Balance at
                                       Beginning                        End of
                                       of Period  Additions Deletions   Period
                                       ---------- --------- --------- ----------
                                                    (in thousands)
Year ended December 31, 1997
  Deducted from asset accounts
  Allowance for doubtful accounts.....    $--       $  38     $--        $ 38
                                          ----      -----     ----       ----
    Totals............................    $--       $  38     $--        $ 38
                                          ====      =====     ====       ====
Year ended December 31, 1998
  Deducted from asset accounts
  Allowance for doubtful accounts.....    $ 38      $ --      $ 38       $--
                                          ----      -----     ----       ----
    Totals............................    $ 38      $ --      $ 38       $--
                                          ====      =====     ====       ====
Year ended December 31, 1999
  Deducted from asset accounts
  Allowance for doubtful accounts.....    $--       $ 136     $--        $136
                                          ----      -----     ----       ----
    Totals............................    $--       $ 136     $--        $136
                                          ====      =====     ====       ====

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

Risk Factors.............................................................   6

Special Note Regarding Forward-Looking Statements........................  15

Use of Proceeds..........................................................  16

Dividend Policy..........................................................  16

Capitalization...........................................................  17

Dilution.................................................................  18

Selected Financial Data..................................................  19

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20

Business.................................................................  26

Management...............................................................  38

Related Party Transactions...............................................  48

Principal Stockholders...................................................  50

Description of Capital Stock.............................................  52

Shares Eligible for Future Sale..........................................  55

Underwriting.............................................................  57

Legal Matters............................................................  60

Experts..................................................................  60

Where You Can Find More Information......................................  60

Index to Financial Statements............................................ F-1

Until       , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade in these securities, whether or not participating in this offering, may be required to deliver a prospectus. The Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



[LOGO] 2BRIDGE, INC.

       Shares

Common Stock


Deutsche Banc Alex. Brown

SG Cowen

Thomas Weisel Partners LLC

Prospectus

       , 2000

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates, except the registration fee, the NASD filing fee and the Nasdaq listing fee.

                                                                        Amount
                                                                      To Be Paid
                                                                      ----------
   Registration Fee..................................................    $ *
   NASD Fee..........................................................      *
   Nasdaq Listing Fee................................................      *
   Legal Fees and Expenses...........................................      *
   Accounting Fees and Expenses......................................      *
   Printing and Engraving Expenses...................................      *
   Blue Sky Fees and Expenses........................................      *
   Transfer Agent Fees...............................................      *
   Miscellaneous.....................................................      *
                                                                         ----
     Total...........................................................      *
                                                                         ====

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers

   As permitted by Section 145 of the Delaware General Corporation Law, the registrant's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises at the registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding, except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit;
(4) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (5) the registrant may not retroactively amend the bylaw provisions in a way that is adverse to such directors, executive officers and employees in these matters. The registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. In addition, such indemnification agreements provide that the registrant's directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses, including attorney's fees, and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the registrant's board of directors or brought to enforce a right to indemnification under the indemnification agreement, the registrant's bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement; (3) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of (S)16(b) of the Securities Exchange Act of 1934, and related laws; (5) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) an account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

   The indemnification provision in the bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities arising under the Securities Act of 1933.

   Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                        Exhibit
   Document                                                             Number
   --------                                                             -------
   Form of Underwriting Agreement......................................   1.1
   Certificate of Incorporation of the registrant......................   3.1
   Form of Amended and Restated Certificate of Incorporation of the
    registrant to be filed upon closing of the offering................   3.2
   Bylaws of registrant................................................   3.3
   Form of Indemnification Agreement entered into by the registrant with each of its directors and executive officers..................  10.1

Item 15. Recent Sales of Unregistered Securities

   Since February 11, 1998, the registrant has issued and sold the securities described below.

     (a) From February 11, 1998 to March 10, 2000, the registrant issued and sold an aggregate of 585,363 shares of unregistered common stock to 45 directors, officers, employees, former employees and consultants at prices ranging from $0.14 to $3.20 per share, for aggregate cash consideration of approximately $106,184. These shares were sold pursuant to the exercise of options granted by the board. As to each director, officer, employee, former employee and consultant of the registrant who was issued such securities, the registrant relied upon Rule 701 of the Securities Act of 1933. Each such person purchased securities of the registrant pursuant to a written contract between such person and the registrant. In addition, the registrant met the conditions imposed under Rule 701(b).

     (b) On May 18, 1998, the registrant issued and sold in the aggregate 4,796,751 shares of unregistered Series B preferred stock at a price per share of $2.11 to certain investors for an aggregate cash consideration of approximately $10.1 million. These shares were sold pursuant to a Series B preferred stock purchase agreement between the registrant and such investors. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series B preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there was no investor who was not an accredited investor as defined in Rule 501 of Regulation D.

     (c) Between July 23, 1999 and August 9, 1999, the registrant issued and sold in the aggregate 6,245,315 shares of unregistered Series C preferred stock at a price per share of $3.20 to certain investors for aggregate cash consideration of approximately $20.0 million. The shares were sold pursuant to a Series C preferred stock purchase agreement between the registrant and such investors. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities. The sale of Series C preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there was no investor who was not an accredited investor as defined in Rule 501 of Registration D.

     (d) On March 10, 2000, the registrant sold in the aggregate 743,200 shares of unregistered Series D preferred stock at a price per share of $9.65 to certain investors for aggregate cash consideration of approximately $7.2 million. The shares were sold pursuant to a Series D preferred stock purchase agreement between the registrant and such investors. The registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these shares. The sale of Series D preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors, as calculated pursuant to Rule 501(e) of Regulation D, and each investor who was not an accredited investor represented to the registrant that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

     (e) On March 11, 1998, in conjunction with obtaining equipment leases and loans, the registrant issued unregistered warrants to purchase an aggregate of 68,058 shares of Series B Preferred Stock, with an exercise price per share of $2.11, to Comdisco, Inc. The registrant relied upon
  Section 4(2) of the Securities Act of 1933 in connection with the issuance of the warrants.

     (f) On May 1, 1999, in conjunction with a loan transaction, the registrant issued unregistered warrants to purchase an aggregate of 37,509 shares of Series C Preferred Stock, with an exercise price per share of $3.20, to Imperial Bancorp. The registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of the warrants.

     (g) Between July 23, 1999 and October 21, 1999, in conjunction with obtaining equipment leases and loans, the registrant issued unregistered warrants to purchase an aggregate of 50,794 shares of Series C Preferred Stock, with an exercise price per share of $3.20, to Comdisco, Inc. The registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of the warrants.

     (h) On November 15, 1999, the registrant entered into a Loan Agreement with Sand Hill Capital II, LP under which the registrant issued unregistered warrants, with an exercise price per share of $6.76, to purchase an aggregate of 112,114 shares of Series D Preferred Stock,

  48,881 of which were issued to Sand Hill Capital II, LP., 14,800 of which were issued to Silicon Valley Bank and 48,433 of which were issued to TBCC Funding Trust II. Under the terms of this Loan Agreement, for each 45-day period (or portion thereof) after July 21, 2000 that any principal amount of the loan remains outstanding, the registrant is obligated to issue warrants to purchase an aggregate of 37,371 additional shares of Series D Preferred Stock, 16,059 of which will be issued to Sand Hill Capital II, LP, 5,772 of which will be issued to Silicon Valley Bank and 15,540 of which will be issued to TBCC Funding Trust II. The registrant intends to rely upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of such warrants.

  (i) On March 10, 2000, the registrant issued and sold 266,666 shares of unregistered common stock to Milton Berlinski, a director of our company, at $5.25 per share for aggregate cash consideration of $1.4 million and 33,333 shares of unregistered common stock to David Braunschvig, a director of our company, at $5.25 per share for aggregate cash consideration of $175,000.

   Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with the registrant, to information about the registrant

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  1.1  Form of Underwriting Agreement.*

  2.1 Agreement and Plan of Merger between the registrant and 2Bridge, Inc., a Delaware corporation.*

  3.1  Form of Certificate of Incorporation of registrant.

  3.2 Form of Amended and Restated Certificate of Incorporation of registrant to be filed upon the closing of the offering made under the registration statement.*

  3.3  Form of Bylaws of registrant.

  4.1  Form of registrant's common stock certificate.*

  4.2  Amended and Restated Investors' Rights Agreement, dated as of March 10,
       2000, among the registrant and the parties named therein.

  5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*

 10.1 Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.

 10.2  Form of 2000 Stock Plan and related agreements.

 10.3  Form of 1997 Stock Option Plan and related agreements.

 10.4  Form of 2000 Employee Stock Purchase Plan and related agreements.

 10.5  Form of 2000 Director Option Agreement and related agreements.

 10.6 Lease Agreement, dated April 21, 1999, by and between the registrant and C & C Investments.

 10.7  Lease Agreement, dated October 29, 1992, by and between registrant (fka
       MZ Group) and C & C Investments.

 10.8 Lease Agreement, dated December 7, 1999, by and between registrant and First Industrial, L.P.

 10.9  Lease Agreement, dated December 4, 1997, by and between registrant (fka
       Agora Digital Corporation) and First Pac Limited.

 10.10 Loan Agreement, dated as of November 15, 1999, by and between registrant and Sand Hill Capital II, LP.

 10.11 Form of Subscription Agreement.


 10.12 Form of Non-Hosted Subscription Agreement.

 10.13 Form of Professional Services Agreement.

 10.14 Series B Preferred Stock Purchase Agreement, dated May 18, 1998, among the Registrant and the parties listed thereto.

 10.15 Series C Preferred Stock Purchase Agreement, dated July 23, 1999, among the Registrant and the parties listed thereto.

 10.16 Series D Preferred Stock Purchase Agreement, dated March 10, 2000, among the Registrant and the parties listed thereto.

 10.17 Warrant to Purchase Shares of Common Stock, dated November 1997, issued to Comdisco, Inc.

 10.18 Warrant to Purchase Shares of Series B Preferred Stock, dated March 11,
       1998, issued to Comdisco, Inc.

 10.19 Warrant to Purchase Shares of Series B Preferred Stock, dated March 11,
       1998, issued to Comdisco, Inc.

 10.20 Warrant to Purchase Series C Preferred Stock, dated May 1, 1999, issued to Imperial Bancorp.

 10.21 Warrant to Purchase Shares of Series C Preferred Stock, dated July 23,
       1999, issued to Comdisco, Inc.

 10.22 Warrant to Purchase Shares of Series C Preferred Stock, dated July 23,
       1999, issued to Comdisco, Inc.

 10.23 Warrant to Purchase Shares of Series C Preferred Stock, dated October
       21, 1999, issued to Comdisco, Inc.

 10.24 Warrant to Purchase Stock, dated November 15, 1999, issued to Silicon
       Valley Bank.

 10.25 Warrant to Purchase Stock, dated November 15, 1999, issued to Sand Hill
       Capital II, LP.

 10.26 Warrant to Purchase Stock, dated November 15, 1999, issued to TBCC
       Funding Trust II.

 10.27 Restricted Stock Purchase Agreement, dated March 8, 2000, between the
       Registrant and Milton Berlinski.

 10.28 Restricted Stock Purchase Agreement, dated March 8, 2000, between the
       Registrant and David Braunschvig.

 23.1  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
       (included in Exhibit 5.1).

 23.2  Consent of Ernst & Young LLP, Independent Auditors.

 24.1  Power of Attorney (See page II-7).

 27.1  Financial Data Schedule.

--------
* To be supplied by amendment.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 14th day of March, 2000.

                                          2BRIDGE, INC.

                                                    /s/ Mansoor Zakaria
                                          By: _________________________________
                                                      Mansoor Zakaria
                                                Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Mansoor Zakaria and each one of them, his true and lawful attorney-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
         /s/ Mansoor Zakaria           Chairman and Chief           March 14, 2000
______________________________________  Executive Officer and
           Mansoor Zakaria              Director (Principal
                                        Executive Officer)

            /s/ Ron Parks              Senior Vice President and    March 14, 2000
______________________________________  Chief Financial Officer
              Ron Parks                 (Principal Financial and
                                        Accounting Officer)

         /s/ Milton Berlinski          Director                     March 14, 2000
______________________________________
           Milton Berlinski

        /s/ David Braunschvig          Director                     March 14, 2000
______________________________________
          David Braunschvig

              Signature                          Title                   Date
              ---------                          -----                   ----

           /s/ David Brown             Director                     March 14, 2000
______________________________________
             David Brown

            /s/ Mark Perry             Director                     March 14, 2000
______________________________________
              Mark Perry

          /s/ Fareed Zakaria           Director                     March 14, 2000
______________________________________
            Fareed Zakaria

          /s/ Masood Jabbar            Director                     March 14, 2000
______________________________________
            Masood Jabbar

                                 EXHIBIT INDEX

  1.1  Form of Underwriting Agreement.*

  2.1 Agreement and Plan of Merger between the registrant and 2Bridge, Inc., a Delaware corporation.*

  3.1  Form of Certificate of Incorporation of registrant.

  3.2 Form of Amended and Restated Certificate of Incorporation of registrant to be filed upon the closing of the offering made under the registration statement.*

  3.3  Form Bylaws of registrant.

  4.1  Form of registrant's common stock certificate.*

  4.2  Amended and Restated Investors' Rights Agreement, dated as of March 10,
       2000, among the registrant and the parties named therein.

  5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*

 10.1 Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.

 10.2  Form of 2000 Stock Plan and related agreements.

 10.3  Form of 1997 Stock Option Plan and related agreements.

 10.4  Form of 2000 Employee Stock Purchase Plan and related agreements.

 10.5  Form of 2000 Director Option Plan and related agreements.

 10.6 Lease Agreement, dated April 21, 1999, by and between the registrant and C & C Investments.

 10.7  Lease Agreement, dated October 29, 1992, by and between registrant (fka
       MZ Group) and C & C Investments.

 10.8 Lease Agreement, dated December 7, 1999, by and between registrant and First Industrial, L.P.

 10.9  Lease Agreement, dated December 4, 1997, by and between registrant (fka
       Agora Digital Corporation) and First Pac Limited.

 10.10 Loan Agreement, dated as of November 15, 1999, by and between registrant and Sand Hill Capital II, LP.

 10.11 Form of Subscription Agreement.

 10.12 Form of Non-Hosted Subscription Agreement.

 10.13 Form of Professional Services Agreement.
 10.14 Series B Preferred Stock Purchase Agreement, dated May 18, 1998, among the Registrant and the parties listed thereto.

 10.15 Series C Preferred Stock Purchase Agreement, dated July 23, 1999, among the Registrant and the parties listed thereto.

 10.16 Series D Preferred Stock Purchase Agreement, dated March 10, 2000, among the Registrant and hte parties listed thereto.

 10.17 Warrant to Purchase Shares of Common Stock, dated November 1997, issued to Comdisco, Inc.

 10.18 Warrant to Purchase Shares of Series B Preferred Stock, dated March 11,
       1998, issued to Comdisco, Inc.

 10.19 Warrant to Purchase Shares of Series B Preferred Stock, dated March 11,
       1998, issued to Comdisco, Inc.

 10.20 Warrant to Purchase Series C Preferred Stock, dated May 1, 1999, issued to Imperial Bancorp.

 10.21 Warrant to Purchase Shares of Series C Preferred Stock, dated July 23,
       1999, issued to Comdisco, Inc.

 10.22 Warrant to Purchase Shares of Series C Preferred Stock, dated July 23,
       1999, issued to Comdisco, Inc.

 10.23 Warrant to Purchase Shares of Series C Preferred Stock, dated October
       21, 1999, issued to Comdisco, Inc.

 10.24 Warrant to Purchase Stock, dated November 15, 1999, issued to Silicon
       Valley Bank.

 10.25 Warrant to Purchase Stock, dated November 15, 1999, issued to Sand Hill
       Capital II, LP.

 10.26 Warrant to Purchase Stock, dated November 15, 1999, issued to TBCC
       Funding Trust II.

 10.27 Restricted Stock Purchase Agreement, dated March 8, 2000, between the
       Registrant and Milton Berlinski.

 10.28 Restricted Stock Purchase Agreement, dated March 8, 2000, between the
       Registrant and David Braunschvig.

 23.1  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
       (included in Exhibit 5.1).

 23.2  Consent of Ernst & Young LLP, Independent Auditors.

 24.1  Power of Attorney (See page II-7).

 27.1  Financial Data Schedule.

--------
* To be supplied by amendment.